Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2013

BlackRock, Inc.

Consolidated Statements of Financial Condition

(Dollar amounts in millions, except per share data)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$4,606	$3,506
Accounts receivable	2,250	1,960
Due from related parties	77	142
Investments	1,750	1,631
Assets of consolidated variable interest entities:
Cash and cash equivalents	297	54
Bank loans and other investments	2,264	1,639
Separate account assets	134,768	118,871
Collateral held under securities lending agreements	23,021	20,918
Deferred sales commissions, net	24	38
Property and equipment (net of accumulated depreciation of $572 and $483 at December 31, 2012 and 2011, respectively)	557	537
Intangible assets (net of accumulated amortization of $899 and $751 at December 31, 2012 and 2011, respectively)	17,402	17,356
Goodwill	12,910	12,792
Other assets	525	452

Total assets	$200,451	$179,896

Liabilities
Accrued compensation and benefits	$1,547	$1,383
Accounts payable and accrued liabilities	1,055	923
Due to related parties	14	22
Short-term borrowings	100	100
Liabilities of consolidated variable interest entities:
Borrowings	2,402	1,574
Other liabilities	103	9
Long-term borrowings	5,687	4,690
Separate account liabilities	134,768	118,871
Collateral liabilities under securities lending agreements	23,021	20,918
Deferred income tax liabilities	5,293	5,323
Other liabilities	844	721

Total liabilities	174,834	154,534

Commitments and contingencies (Note 12)
Temporary equity
Redeemable non-controlling interests	32	92
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	2	1

Shares authorized: 500,000,000 at December 31, 2012 and 2011; Shares issued: 171,252,185 and 139,880,380 at December 31, 2012 and 2011, respectively; Shares outstanding: 168,875,304 and 138,463,135 at December 31, 2012 and 2011, respectively;

Series B non-voting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 150,000,000 at December 31, 2012 and 2011; Shares issued and outstanding: 823,188 and 38,328,737 at December 31, 2012 and 2011, respectively;
Series C non-voting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2012 and 2011; Shares issued and outstanding: 1,517,237 at December 31, 2012 and 2011, respectively
Additional paid-in capital	19,419	20,275
Retained earnings	6,444	5,046
Appropriated retained earnings	29	72
Accumulated other comprehensive loss	(59)	(127)
Escrow shares, common, at cost (3,603 shares held at December 31, 2011)	—	(1)
Treasury stock, common, at cost (2,376,881 and 1,413,642 shares held at December 31, 2012 and 2011, respectively)	(432)	(218)

Total BlackRock, Inc. stockholders’ equity	25,403	25,048
Nonredeemable non-controlling interests	155	184
Nonredeemable non-controlling interests of consolidated variable interest entities	27	38

Total permanent equity	25,585	25,270

Total liabilities, temporary equity and permanent equity	$200,451	$179,896

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

(Dollar amounts in millions, except per share data)

	Year ended December 31,
	2012	2011	2010
Revenue
Investment advisory, administration fees and securities lending revenue
Related parties	$5,292	$5,303	$4,893
Other third parties	2,780	2,593	2,397

Total investment advisory, administration fees and securities lending revenue	8,072	7,896	7,290
Investment advisory performance fees	463	371	540
BlackRock Solutions and advisory	518	510	460
Distribution fees	71	100	116
Other revenue	213	204	206

Total revenue	9,337	9,081	8,612

Expenses
Employee compensation and benefits	3,287	3,199	3,097
Distribution and servicing costs
Related parties	4	5	226
Other third parties	360	381	182
Amortization of deferred sales commissions	55	81	102
Direct fund expenses	591	563	493
General and administration	1,359	1,415	1,354
Restructuring charges	—	32	—
Amortization of intangible assets	157	156	160

Total expenses	5,813	5,832	5,614

Operating income	3,524	3,249	2,998

Non-operating income (expense)
Net gain (loss) on investments	163	46	179
Net gain (loss) on consolidated variable interest entities	(38)	(18)	(35)
Interest and dividend income	36	34	29
Interest expense	(215)	(176)	(150)

Total non-operating income (expense)	(54)	(114)	23

Income before income taxes	3,470	3,135	3,021
Income tax expense	1,030	796	971

Net income	2,440	2,339	2,050
Less:
Net income (loss) attributable to redeemable non-controlling interests	9	—	3
Net income (loss) attributable to nonredeemable non-controlling interests	(27)	2	(16)

Net income attributable to BlackRock, Inc.	$2,458	$2,337	$2,063

Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$14.03	$12.56	$10.67
Diluted	$13.79	$12.37	$10.55
Cash dividends declared and paid per share	$6.00	$5.50	$4.00
Weighted-average common shares outstanding:
Basic	174,961,018	184,265,367	190,554,510
Diluted	178,017,679	187,116,410	192,692,047

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

(Dollar amounts in millions)

	Year ended December 31,
	2012	2011	2010
Net income	$2,440	$2,339	$2,050
Other comprehensive income:
Change in net unrealized gains (losses) from available-for-sale investments, net of tax:
Unrealized holding gains (losses), net of tax	26	(3)	3
Less: reclassification adjustment included in net income	6	1	1

Net change from available-for-sale investments, net of tax (1)	20	(4)	2
Benefit plans, net	(5)	—	(1)
Foreign currency translation adjustments	53	(27)	(1)

Other comprehensive income (loss)	68	(31)	—

Comprehensive income	2,508	2,308	2,050
Less: Comprehensive income (loss) attributable to non-controlling interests	(18)	2	(13)

Comprehensive income attributable to BlackRock, Inc.	$2,526	$2,306	$2,063

(1)	The tax benefit (expense) on unrealized holding gains (losses) was $(8) million, $3 million and $(2) million in 2012, 2011 and 2010, respectively.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Nonredeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2009	$22,129	$2,436	$—	$(96)	$(137)	$(3)	$24,329	$224	$—	$24,553	$49
January 1, 2010 initial recognition of ASU 2009-17	—	—	114	—	—	—	114	(49)	49	114	—
Net income	—	2,063	—	—	—	—	2,063	19	(35)	2,047	3
Allocation of losses of consolidated collateralized loan obligations	—	—	(39)	—	—	—	(39)	—	39	—	—
Dividends paid, net of dividend expense for unvested RSUs	—	(776)	—	—	—	—	(776)	—	—	(776)	—
Release of common stock from escrow agent in connection with Quellos Transaction	—	—	—	—	136	—	136	—	—	136	—
Stock-based compensation	444	—	—	—	—	1	445	—	—	445	—
PNC preferred stock capital contribution	5	—	—	—	—	—	5	—	—	5	—
Merrill Lynch cash capital contribution	10	—	—	—	—	—	10	—	—	10	—
Exchange of common stock for preferred shares series B	128	—	—	—	—	(128)	—	—	—	—	—
Issuance of common shares related to employee stock transactions	(202)	—	—	—	—	217	15	—	—	15	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	—	(124)	(124)	—	—	(124)	—
Shares repurchased	—	—	—	—	—	(140)	(140)	—	—	(140)	—
Convertible debt conversions, net of tax	(54)	—	—	—	—	66	12	—	—	12	—
Net tax benefit (shortfall) from stock-based compensation	44	—	—	—	—	—	44	—	—	44	—
Subscriptions/(redemptions/distributions) – non-controlling interest holders	—	—	—	—	—	—	—	(6)	(8)	(14)	124
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	—	(170)
Other changes in non-controlling interests	—	—	—	—	—	—	—	1	—	1	—

December 31, 2010	$22,504	$3,723	$75	$(96)	$(1)	$(111)	$26,094	$189	$45	$26,328	$6

(1)	Amount includes $1 million of common stock at par value and $1 million of preferred stock at par value at both December 31, 2010 and 2009.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Non redeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity
December 31, 2010	$22,504	$3,723	$75	$(96)	$(1)	$(111)	$26,094	$189	$45	$26,328	$6
Net income	—	2,337	—	—	—	—	2,337	20	(18)	2,339	—
Consolidation of a collateralized loan obligation	—	—	19	—	—	—	19	—	—	19	—
Allocation of losses of consolidated collateralized loan obligations	—	—	(22)	—	—	—	(22)	—	22	—	—
Dividends paid, net of dividend expense for unvested RSUs	—	(1,014)	—	—	—	—	(1,014)	—	—	(1,014)	—
Stock-based compensation	494	—	—	—	—	3	497	—	—	497	—
PNC preferred stock capital contribution	200	—	—	—	—	—	200	—	—	200	—
Retirement of preferred stock	(200)	—	—	—	—	—	(200)	—	—	(200)	—
Merrill Lynch cash capital contribution	8	—	—	—	—	—	8	—	—	8	—
Issuance of common shares related to employee stock transactions	(208)	—	—	—	—	228	20	—	—	20	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	—	(239)	(239)	—	—	(239)	—
Shares repurchased	(2,545)	—	—	—	—	(100)	(2,645)	—	—	(2,645)	—
Convertible debt conversions	4	—	—	—	—	1	5	—	—	5	—
Net tax benefit (shortfall) from stock-based compensation	12	—	—	—	—	—	12	—	—	12	—
Subscriptions/(redemptions/distributions) – non-controlling interest holders	—	—	—	—	—	—	—	(25)	(11)	(36)	90
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	—	(4)
Foreign currency translation adjustments	7	—	—	—	—	—	7	—	—	7	—
Other comprehensive income (loss)	—	—	—	(31)	—	—	(31)	—	—	(31)	—

December 31, 2011	$20,276	$5,046	$72	$(127)	$(1)	$(218)	$25,048	$184	$38	$25,270	$92

(1)	Amount includes $1 million of common stock at par value at both December 31, 2011 and 2010 and $1 million of preferred stock at par value at December 31, 2010.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(Dollar amounts in millions)

	Additional Paid-in Capital(1)	Retained Earnings	Appropriated Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stockholders’ Equity	Nonredeemable Non-controlling Interests	Non redeemable Non-controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non- controlling Interests / Temporary Equity(2)
December 31, 2011	$20,276	$5,046	$72	$(127)	$(1)	$(218)	$25,048	$184	$38	$25,270	$92
Net income	—	2,458	—	—	—	—	2,458	11	(38)	2,431	9
Allocation of losses of consolidated collateralized loan obligations	—	—	(43)	—	—	—	(43)	—	43	—	—
Release of common stock from escrow	(1)	—	—	—	1	—	—	—	—	—	—
Dividends paid	—	(1,060)	—	—	—	—	(1,060)	—	—	(1,060)	—
Stock-based compensation	451	—	—	—	—	—	451	—	—	451	—
Merrill Lynch cash capital contribution	7	—	—	—	—	—	7	—	—	7	—
Issuance of common shares related to employee stock transactions	(376)	—	—	—	—	432	56	—	—	56	—
Employee tax benefit withholdings related to employee stock transactions	—	—	—	—	—	(146)	(146)	—	—	(146)	—
Shares repurchased	(1,000)	—	—	—	—	(500)	(1,500)	—	—	(1,500)	—
Net tax benefit (shortfall) from stock-based compensation	64	—	—	—	—	—	64	—	—	64	—
Subscriptions/(redemptions/distributions) – non-controlling interest holders	—	—	—	—	—	—	—	(33)	(10)	(43)	343
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	(7)	(6)	(13)	(412)
Other comprehensive income (loss)	—	—	—	68	—	—	68	—	—	68	—

December 31, 2012	$19,421	$6,444	$29	$(59)	$—	$(432)	$25,403	$155	$27	$25,585	$32

(1)	Amount includes $2 million and $1 million of common stock at par value at December 31, 2012 and 2011, respectively.
(2)	Amounts include $89 million of redemptions and $89 million of net consolidations related to consolidated variable interest entities (“VIEs”).

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income	$2,440	$2,339	$2,050
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	295	299	310
Amortization of deferred sales commissions	55	81	102
Stock-based compensation	451	497	445
Deferred income tax expense (benefit)	(61)	(137)	3
Net (gains) losses on non-trading investments	(43)	(40)	(62)
Purchases of investments within consolidated sponsored investment funds	(108)	(41)	(26)
Proceeds from sales and maturities of investments within consolidated sponsored investment funds	96	50	54
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	(24)	54	(45)
Net losses within consolidated VIEs	38	18	35
Net (purchases) proceeds within consolidated VIEs	(203)	82	44
(Earnings) losses from equity method investees	(175)	(23)	(141)
Distributions of earnings from equity method investees	42	30	14
Other adjustments	(4)	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	(292)	124	(364)
Due from related parties	(4)	(6)	45
Deferred sales commissions	(41)	(53)	(65)
Investments, trading	(664)	(116)	(118)
Other assets	35	(122)	236
Accrued compensation and benefits	138	(140)	52
Accounts payable and accrued liabilities	114	(152)	164
Due to related parties	(8)	(35)	(356)
Other liabilities	163	117	112

Cash flows from operating activities	2,240	2,826	2,488

Cash flows from investing activities
Purchases of investments	(402)	(204)	(656)
Proceeds from sales and maturities of investments	695	213	181
Distributions of capital from equity method investees	73	34	53
Net consolidations (deconsolidations) of sponsored investment funds	(215)	—	(52)
Acquisitions, net of cash acquired, and contingent payments	(267)	—	(23)
Purchases of property and equipment	(150)	(247)	(131)
Other	—	—	1

Cash flows from investing activities	(266)	(204)	(627)

Cash flows from financing activities
Repayments of short-term borrowings	—	(600)	(2,134)
Proceeds from short-term borrowings	—	600	—
Repayments of convertible debt	—	(67)	(176)
Repayments of long-term borrowings	(500)	—	—
Proceeds from long-term borrowings	1,495	1,496	—
Cash dividends paid	(1,060)	(1,014)	(776)
Proceeds from stock options exercised	47	16	10
Proceeds from issuance of common stock	7	5	6
Repurchases of common stock	(1,645)	(2,885)	(264)
Merrill Lynch cash capital contribution	7	8	10
Net proceeds from (repayments of) borrowings by consolidated VIEs	331	(125)	—
Net (redemptions/distributions paid)/subscriptions received from non-controlling interest holders	300	54	110
Excess tax benefit from stock-based compensation	74	27	44

Cash flows from financing activities	(944)	(2,485)	(3,170)

Effect of exchange rate changes on cash and cash equivalents	70	2	(32)

Net increase (decrease) in cash and cash equivalents	1,100	139	(1,341)
Cash and cash equivalents, beginning of year	3,506	3,367	4,708

Cash and cash equivalents, end of year	$4,606	$3,506	$3,367

	Year ended December 31,
	2012	2011	2010
Supplemental disclosure of cash flow information:

Cash paid for:
Interest	$201	$167	$146
Interest on borrowings of consolidated VIEs	$75	$60	$53
Income taxes (net of refunds)	$976	$962	$583

Supplemental schedule of non-cash investing and financing transactions:
Issuance of common stock	$378	$213	$266
PNC preferred stock capital contribution	$—	$200	$—
Increase (decrease) in non-controlling interests due to net consolidation (deconsolidation) of sponsored investment funds	$(425)	$(4)	$(170)
Increase (decrease) in borrowings due to consolidation of VIEs	$406	$412	$1,157
Common stock released from escrow	$1	$—	$136

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business. BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) provides diversified investment management services to institutional clients, intermediary and individual investors through various investment vehicles. Investment management services primarily consist of the management of equity, fixed income, multi-asset class, alternative investment and cash management products. BlackRock offers its investment products in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. In addition, BlackRock provides market risk management, financial markets advisory and enterprise investment system services to a broad base of clients. Financial markets advisory services include valuation services relating to illiquid securities, dispositions and workout assignments (including long-term portfolio liquidation assignments), risk management and strategic planning and execution.

On May 29, 2012, BlackRock completed a secondary offering of 26,211,335 shares of common stock held by Barclays Bank PLC (“Barclays”) at a price of $160.00 per share, which included 23,211,335 shares of common stock issued upon the conversion of Series B Convertible Participating Preferred Stock (“Series B Preferred”) by a subsidiary of Barclays. Upon completion of this offering, BlackRock repurchased 6,377,552 shares directly from Barclays at a price of $156.80 per share (consisting of 6,346,036 shares of Series B Preferred and 31,516 shares of common stock). The total transactions, including the full exercise of the underwriters’ option to purchase 2,621,134 additional shares in the secondary offering, amounted to 35,210,021 shares, resulting in Barclays exiting its entire ownership position in BlackRock.

On December 31, 2012, The PNC Financial Services Group, Inc. (“PNC”) held 20.8% of the Company’s voting common stock and 21.9% of the Company’s capital stock, which includes outstanding common and non-voting preferred stock.

See Note 17, Capital Stock, for more information on the equity ownership of BlackRock.

Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Non-controlling interests on the consolidated statements of financial condition include the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Significant accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Certain items previously reported have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Cash and Cash Equivalents. Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated sponsored investment funds are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Cash balances maintained by consolidated VIEs are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.

Investments

Investments in Debt and Marketable Equity Securities. BlackRock holds debt and marketable equity investments, which pursuant to Accounting Standards Codification (“ASC”) 320-10, Investments – Debt and Equity Securities, are classified as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in non-operating income (expense) on the consolidated statements of income in the period of the change.

2. Significant Accounting Policies (continued)

Held-to-maturity debt securities are purchased with the positive intent and ability to be held to maturity and are recorded at amortized cost on the consolidated statements of financial condition.

Available-for-sale securities are those securities that are not classified as trading or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income (loss) to non-operating income (expense) on the consolidated statements of income.

Equity Method. For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary (“PB”) of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, BlackRock’s share of the investee’s underlying net income or loss is recorded as net gain (loss) on investments within non-operating income (expense) and as other revenue for operating advisory company investments since such companies are considered to be an extension of BlackRock’s core business. BlackRock’s share of net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the consolidated statement of financial condition. Distributions received from the investment reduce the Company’s carrying value of the investee.

Cost Method. For non-marketable equity investments where BlackRock neither controls nor has significant influence over the investee, the investments are accounted for using the cost method of accounting. Under the cost method, dividends received from the investment are recorded as dividend income within non-operating income (expense).

Impairments of Investments. The Company’s management periodically assesses its equity method, available-for-sale, held-to-maturity and cost investments for impairment. If circumstances indicate that impairment may exist, investments are evaluated using market values, where available, or the expected future cash flows of the investment. If the undiscounted expected future cash flows are lower than the Company’s carrying value of the investment, an impairment charge is recorded in the consolidated statement of income.

When the fair value of available-for-sale securities is lower than cost, the Company evaluates the securities to determine whether the impairment is considered to be “other-than-temporary.”

In making this determination for equity securities, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s market value is less than cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. If the impairment is considered other-than-temporary, an impairment charge is recorded in non-operating income (expense) on the consolidated statements of income.

In making this determination for debt securities, the Company considers whether: (1) it has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery or (3) it expects to recover the entire amortized cost basis of the security. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security, but the security has suffered a credit loss, the credit loss will be bifurcated from the total impairment and recorded in earnings with the remaining portion recorded in accumulated other comprehensive income.

Consolidation

For investment products in which BlackRock’s voting interest is less than 50%, an analysis is performed to determine if the investment product is a VIE or a voting rights entity. Upon the determination that the investment product is a VIE, further analysis, as discussed below, is performed to determine if BlackRock is the PB of the investment product, which would require consolidation.

Consolidation of Variable Interest Entities. Pursuant to ASC 810-10, Consolidation (“ASC 810-10”) certain investment products for which the risks and rewards of ownership are not directly linked to voting interests may be deemed VIEs. BlackRock reviews factors, including the rights of the equity holders and obligations of equity holders to absorb losses or receive expected residual returns, to determine if the investment product is a VIE. BlackRock is required to consolidate a VIE when it is deemed to be the PB, which is evaluated continuously as facts and circumstances change.

Accounting Standards Update (“ASU”) 2010-10, Amendments to Statement 167 for Certain Investment Funds (“ASU 2010-10”) defers the application of Statement of Financial Accounting Standards (“SFAS”)

2. Significant Accounting Policies (continued)

No. 167, Amendments to FASB Interpretation No. 46(R), for certain investment funds, including money market funds.

The PB of a VIE that is not subject to ASU 2010-10 is the enterprise that has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE.

The PB of a VIE that meets the conditions of ASU 2010-10 is the enterprise that has a variable interest (or combination of variable interests, including those of related parties) that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.

Consolidation of Voting Rights Entities. To the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a 50% or greater voting interest or if partners or members of certain products do not have substantive rights, BlackRock consolidates the investee.

The Company, as general partner or managing member of certain sponsored investment funds, generally is presumed to control funds that are limited partnerships or limited liability companies. Pursuant to ASC 810-20, Control of Partnerships and Similar Entities (“ASC 810-20”), the Company reviews such investment vehicles to determine if such a presumption can be overcome by determining whether other non-affiliated partners or members of the limited partnership or limited liability company have the substantive ability to dissolve (liquidate) the investment vehicle, or to otherwise remove BlackRock as the general partner or managing member without cause based on a simple unaffiliated majority vote, or have other substantive participating rights. If the investment vehicle is not a VIE and the presumption of control is not overcome, BlackRock will consolidate the investment vehicle.

Retention of Specialized Accounting Principles. Upon consolidation of certain sponsored investment funds, the Company retains the specialized accounting principles of the underlying funds pursuant to ASC 810-10. All of the underlying investments held by such consolidated sponsored investment funds are carried at fair value, with corresponding changes in the investments’ fair values reflected in non-operating income (expense) on the consolidated statements of income. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for under another accounting method if the Company still maintains an investment.

Separate Account Assets and Liabilities. Separate account assets are maintained by a wholly owned subsidiary of the Company, which is a registered life insurance company in the United Kingdom, and represent segregated assets held for purposes of funding individual and group pension contracts. The separate account assets are not subject to general claims of the creditors of BlackRock. These separate account assets and the related equal and offsetting liabilities are recorded as separate account assets and separate account liabilities on the consolidated statements of financial condition in accordance with the ASC 944-80, Financial Services – Separate Accounts.

The net investment income attributable to separate account assets supporting individual and group pension contracts accrue directly to the contract owner and are not reported on the consolidated statements of income. While BlackRock has no economic interest in these separate account assets and liabilities, BlackRock earns policy administration and management fees associated with these products, which are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

Collateral Assets Held and Liabilities Under Securities Lending Agreements. The Company facilitates securities lending arrangements whereby securities held by separate account assets maintained by BlackRock’s life insurance company are lent to third parties. In exchange, the Company receives collateral with minimums generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. Under the Company’s securities lending arrangements, the Company can resell or re-pledge the collateral and the borrower can resell or re-pledge the loaned securities. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore, these transactions are not reported as sales under ASC 860, Transfers and Servicing.

As a result of the Company’s ability to resell or re-pledge the collateral, the Company records on the consolidated statements of financial condition the collateral received under these arrangements (both cash and non-cash) as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. At December 31, 2012 and 2011, the fair value of loaned securities held by separate account assets was approximately $21.0 billion and $19.5 billion, respectively, and the collateral held under these securities lending agreements was approximately $23.0 billion and $20.9 billion, respectively. During 2012 and 2011, the Company had not sold or re-pledged any of the collateral received under these arrangements.

2. Significant Accounting Policies (continued)

Deferred Sales Commissions. The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares that are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

The Company periodically reviews the carrying value of deferred commission assets to determine whether a significant decline in the equity or bond markets or other events or circumstances indicate that an impairment may have occurred. If indicators of a potential impairment exist, the Company compares the carrying value of the asset to the estimated future net undiscounted cash flows related to the asset. If such assessments indicate that the estimated future net undiscounted cash flows will not be sufficient to recover the recorded carrying value, the assets are adjusted to their estimated fair value. No such impairments were recorded for 2012, 2011 and 2010.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally determined by cost less any estimated residual value using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. In accordance with ASC 350-40, Internal-Use Software (“ASC 350-40”), the Company capitalizes certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized, beginning when the software project is complete and put into production, over the estimated useful life of the software of approximately three years.

Goodwill and Intangible Assets. Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company. On a quarterly basis, the Company considers if triggering events have occurred that may indicate a potential goodwill impairment. If a triggering event has occurred, the Company performs assessments, which include reviews of all significant valuation assumptions, to determine if goodwill may be impaired. The Company performs an impairment assessment of its goodwill at least annually, as of July 31st.

Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets acquired in a business combination. The value of contracts to manage assets in proprietary open-end funds, closed-end funds and collective trust funds and certain other commingled products without a specified termination date is generally classified as indefinite-lived intangible assets. The assignment of indefinite lives to such contracts primarily is based upon the following: (i) the assumption that there is no foreseeable limit on the contract period to manage these products; (ii) the Company expects to, and has the ability to, continue to operate these products indefinitely; (iii) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; (iv) current competitive factors and economic conditions do not indicate a finite life; and (v) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangible assets when they are expected to generate cash flows indefinitely.

In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), indefinite-lived intangible assets and goodwill are not amortized. The value of contracts for separately managed accounts and certain funds, which have finite lives, are amortized over the expected lives of the management contracts.

The Company performs assessments to determine if any intangible assets are potentially impaired and whether the indefinite-life and finite-life classifications are still appropriate. The carrying value of finite-lived management contracts and their remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment. The Company performs such impairment assessments of its intangible assets including indefinite-lived management contracts and trade names/trademarks, at least annually, as of July 31st. In evaluating whether it is more likely than not that the fair value of indefinite-lived intangibles is less than its carrying value, BlackRock assesses various significant factors including assets under management (“AUM”), revenue basis points,

2. Significant Accounting Policies (continued)

projected AUM growth rates, operating margins, tax rates and discount rates. In addition, the Company considers other factors including (i) macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; (ii) industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics, a change in the market for an entity’s services, or regulatory, legal or political developments; and (iii) entity-specific events, such as a change in management or key personnel, overall financial performance and litigation that could affect significant inputs.

If potential impairment circumstances are considered to exist, the Company will perform an impairment test, using an undiscounted cash flow analysis. Actual results could differ from these cash flow estimates, which could materially impact the impairment conclusion. If the asset is determined to be impaired, the difference between the book value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.

Non-controlling Interests. According to the requirements within ASC 810-10, the Company reports non-controlling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income (loss) attributable to non-controlling interest holders of the Company’s consolidated sponsored investment funds and collateralized loan obligations (“CLOs”). Income (loss) attributable to non-controlling interests is not adjusted for income taxes for consolidated sponsored investment funds and CLOs that are treated as pass-through entities for tax purposes.

Classification and Measurement of Redeemable Securities. The Company includes redeemable non-controlling interests related to certain consolidated sponsored investment funds in temporary equity on the consolidated statements of financial condition.

Appropriated Retained Earnings. Upon adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”) on January 1, 2010, BlackRock consolidated three CLOs and recorded a cumulative effect adjustment to appropriated retained earnings on the consolidated statement of financial condition equal to the difference between the fair value of the CLOs’ assets and the fair value of their liabilities. Such amounts are recorded as appropriated retained earnings as the CLO noteholders, not BlackRock, ultimately will receive the benefits or absorb the losses associated with the CLOs’ assets and liabilities. Subsequent to adoption of ASU 2009-17, the net change in the fair value of the CLOs’ assets and liabilities has been recorded as net income (loss) attributable to nonredeemable non-controlling interests and as an adjustment to appropriated retained earnings. In addition, in 2011, BlackRock consolidated additional CLOs, resulting in $19 million of additional appropriated retained earnings upon the initial consolidation.

Treasury Stock. The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue. Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of AUM, committed capital, or, in the case of certain real estate clients, net operating income generated by the underlying properties. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net subscriptions or redemptions. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds the Company manages. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund (primarily international funds) takes on the primary responsibility for payment for services such that the Company bears no credit risk to the third party. The Company accounts for such retrocession arrangements in accordance with ASC 605-45, Revenue Recognition – Principal Agent Considerations, and has recorded its management fees net of retrocessions. Retrocessions for 2012, 2011 and 2010 were $793 million, $928 million and $831 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

2. Significant Accounting Policies (continued)

The Company also earns revenue by lending securities as an agent on behalf of clients, primarily to brokerage institutions. Such revenues are accounted for on an accrual basis. The revenue earned is shared between the Company and the funds or other third-party accounts managed by the Company from which the securities are borrowed.

Investment Advisory Performance Fees. The Company receives investment advisory performance fees or an incentive allocation from certain actively managed investment funds and certain separately managed accounts. These performance fees are earned upon exceeding specified relative and/or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period which varies by product or account.

The Company may receive carried interest from certain alternative investments upon exceeding performance thresholds. BlackRock may be required to return all, or part, of such carried interest depending upon future performance of these investments. BlackRock records carried interest subject to such claw-back provisions in investments, or cash on the consolidated statements of financial condition to the extent that it is distributed. Carried interest is realized and recorded as performance fee revenue upon the earlier of the termination of the investment fund or when the likelihood of claw-back is mathematically improbable. The Company records a deferred carried interest liability to the extent it receives cash or capital allocations related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2012 and 2011, the Company had $97 million and $33 million, respectively, of deferred carried interest recorded in other liabilities on the consolidated statements of financial condition.

BlackRock Solutions and Advisory. BlackRock provides a variety of risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions® and include a wide array of risk management services, valuation of illiquid securities, disposition and workout assignments (including long-term portfolio liquidation assignments), strategic planning and execution, and enterprise investment system outsourcing to clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) percentages of various attributes of advisory AUM or value of positions on the Aladdin® platform,

(ii) fixed fees and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

Other Revenue. The Company earns fees for transition management services comprised of commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

Other revenue also includes equity method investment earnings related to operating advisory company investments and marketing fees earned for services to distribute iPath® products, which are exchange-traded notes issued by Barclays.

Stock-based Compensation. The Company applies ASC 718-10, Compensation – Stock Compensation (“ASC 718-10”), which establishes standards for the accounting of transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The compensation cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock-based award.

The Company measures the grant-date fair value of restricted stock units (“RSUs”) using the Company’s share price on the date of grant. For employee share options and instruments with market conditions, the Company uses pricing models. If an equity award is modified after the grant date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least quarterly.

2. Significant Accounting Policies (continued)

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement-eligible employees over the requisite service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually required retirement notification period, if applicable.

Distribution and Servicing Costs. Distribution and servicing costs include payments to third parties and related parties, including Bank of America/Merrill Lynch & Co., Inc. (“Merrill Lynch”), PNC and Barclays, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Direct Fund Expenses. Direct fund expenses, which are expensed as incurred, primarily consist of third-party non-advisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expenses directly attributable to the non-advisory operations of the fund.

Leases. The Company accounts for its operating leases, which may include escalation clauses, in accordance with ASC 840-10, Leases. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods) commencing when the Company obtains control over the leased property.

Foreign Exchange. Monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the date of the consolidated statements of financial condition. Non-monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at historical exchange rates. Revenue and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity, on the consolidated statements of financial condition. Gains or losses resulting from foreign currency transactions are included in general and administration expense on the consolidated statements of income. For 2012, 2011 and 2010, the Company recorded gains (losses) from foreign currency transactions of $(8) million, $(1) million and $6 million, respectively.

Income Taxes. The Company accounts for income taxes under the asset and liability method prescribed by ASC

740-10, Income Taxes (“ASC 740-10”). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.

Excess tax benefits related to stock-based compensation are recognized as additional paid-in capital and are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit, or shortfall, between the recorded tax benefit and tax return benefit. At December 31, 2012 and 2011, BlackRock had excess additional paid-in capital credits to absorb potential future deficits between recorded tax benefits and tax return benefits.

Earnings per Share (“EPS”). EPS is calculated pursuant to the two-class method as defined in ASC 260-10, Earnings per Share (“ASC 260-10”), which specifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents are considered participating securities and should be included in the computation of EPS pursuant to the two-class method. The dilutive effect of outstanding unvested share-based payment awards that are considered non-participating securities are calculated under the treasury stock method.

The Company presents both basic and diluted EPS amounts. Basic EPS is calculated by dividing net distributed and undistributed earnings allocated to shareholders, excluding participating securities, by the

2. Significant Accounting Policies (continued)

weighted-average number of shares outstanding. The Company’s participating securities consist of its unvested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the impact of other potentially dilutive shares outstanding during the period. The dilutive effect of participating securities is calculated under the more dilutive of either the treasury stock method or the two-class method. As of December 31, 2012, there were approximately 0.2 million of participating securities. The majority of these participating securities vested on January 31, 2013.

Due to the similarities in terms among each series of BlackRock’s non-voting participating preferred stock and the Company’s common stock, the Company considers each series of its non-voting participating preferred stock to be common stock equivalents for purposes of EPS calculations.

Business Segments. The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).

Business Combinations. The Company accounts for business combinations in accordance with the requirements of ASC 805, Business Combinations (“ASC 805”). The fundamental requirement of ASC 805 is that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The provisions of ASC 805 define the acquirer, establish the acquisition date and define transactions that qualify as business combinations.

Additionally, the requirements of ASC 805 provide guidance for measuring the fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree, provide guidance for the measurement of fair value in a step acquisition, provide guidance for recognizing assets acquired and liabilities assumed subject to contingencies, provide guidance on recognition and measurement of contingent consideration and require that acquisition-related costs of the acquirer generally be expensed as incurred. Reversal of valuation allowances related to acquired deferred tax assets and changes to liabilities for unrecognized tax benefits related to tax positions assumed in business combinations subsequent to the adoption of the requirements of ASC 805, will affect the income tax provision in the period of reversal or change.

Fair Value Measurements.

Hierarchy of Fair Value Inputs. The provisions of ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), establish a hierarchy that prioritizes inputs to valuation techniques used to measure fair value and require companies to disclose the fair value of their financial instruments according to the fair value hierarchy (i.e., Level 1, 2 and 3 inputs, as defined). The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:

Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•

Level 1 assets may include listed mutual funds (including those accounted for under the equity method of accounting as these mutual funds are investment companies that have publicly available net asset values (“NAVs”), which in accordance with GAAP, are calculated under fair value measures and the changes are equal to the earnings of such funds), ETFs, listed equities and certain exchange-traded derivatives.

Level 2 Inputs:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price are observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. As a practical expedient, the Company relies on the NAV (or its equivalent) of certain investments as their fair value.

•

Level 2 assets may include debt securities, bank loans, short-term floating rate notes and asset-backed securities, securities held within consolidated hedge funds, certain equity method limited partnership interests in hedge funds valued based on NAV (or its equivalent) where the Company has the ability to redeem at the measurement date or within the near term without redemption restrictions, restricted public securities valued at a discount, as well as over-the-counter derivatives, including interest and inflation rate swaps and

2. Significant Accounting Policies (continued)

foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.

Level 3 Inputs:

Unobservable inputs for the valuation of the asset or liability, which may include non-binding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Certain investments that are valued using a NAV (or its equivalent) and are subject to current redemption restrictions that will not be lifted in the near term are included in Level 3.

•

Level 3 assets may include general and limited partnership interests in private equity funds, funds of private equity funds, real estate funds, hedge funds, and funds of hedge funds, direct private equity investments held within consolidated funds, bank loans and bonds.

•	Level 3 liabilities include borrowings of consolidated CLOs valued based upon non-binding single-broker quotes.

•

Level 3 inputs include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices.

Significance of Inputs. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Valuation Techniques. The fair values of certain Level 3 assets and liabilities were determined using various methodologies as appropriate, including NAVs of underlying investments, third-party pricing vendors, broker quotes and market and income approaches. Such quotes and modeled prices are evaluated for reasonableness through various procedures, including due diligence reviews of third-party pricing vendors, variance analyses, consideration of current market environment and other analytical procedures.

As a practical expedient, the Company relies on NAV as the fair value for certain investments. The inputs to value these investments may include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information, including independent appraisals, from third-party sources. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third-party source or fund management may conclude that the valuations that are available from third-party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that may be used as an input to value these investments.

A significant amount of inputs used to value equity, debt securities and bank loans is sourced from well-recognized third-party pricing vendors. Generally, prices obtained from pricing vendors are categorized as Level 1 inputs for identical securities traded in active markets and as Level 2 for other similar securities if the vendor uses observable inputs in determining the price. Annually, BlackRock’s internal valuation committee or other designated groups review both the valuation methodology, including the general assumptions and methods used to value various asset classes, and operational process with these vendors. In addition, on a quarterly basis, meetings are held with the vendors to identify any significant changes to the vendors’ processes.

In addition, quotes obtained from brokers generally are non-binding and categorized as Level 3 inputs. However, if the Company is able to determine that market participants have transacted for the asset in an orderly manner near the quoted price or if the Company can determine that the inputs used by the broker are observable, the quote is classified as a Level 2 input.

Fair Value Option. ASC 825-10, Financial Instruments (“ASC 825-10”), provides a fair value option election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported

2. Significant Accounting Policies (continued)

separately from those instruments measured using another accounting method.

Derivative Instruments and Hedging Activities. ASC 815-10, Derivatives and Hedging (“ASC 815-10”), establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts and for hedging activities. ASC 815-10 generally requires an entity to recognize all derivatives as either assets or liabilities on the consolidated statements of financial condition and to measure those investments at fair value.

The Company does not use derivative financial instruments for trading or speculative purposes. The Company uses derivative financial instruments primarily for purposes of hedging: (i) exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities, (ii) market exposures for certain seed investments and (iii) future cash flows on floating rate notes. The Company may also use derivatives within separate account assets, which are segregated funds held for purposes of funding individual and group pension contracts. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are generally recognized in current earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.

Accounting Pronouncements Adopted in 2012

Amendments to Fair Value Measurements and Disclosures. On January 1, 2012, the Company adopted the applicable provisions of ASU 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). Among other things, ASU 2011-04 clarified existing fair value measurement guidance and required enhanced disclosures about fair value measurements. The adoption of ASU 2011-04 did not materially impact the consolidated financial statements.

Amendments on Testing Indefinite-lived Intangible Assets for Impairment. On July 27, 2012, the Financial Accounting Standards Board (“FASB”) issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), which amends the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment. Under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50 percent) impaired, the entity would not need to calculate the fair value of the asset. The Company’s adoption of ASU 2012-02 during 2012 did not impact its consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Disclosures About Offsetting Assets and Liabilities. On December 16, 2011, the FASB issued ASU 2011-11, Disclosures About Offsetting Assets and Liabilities (“ASU 2011-11”), which creates new disclosure requirements about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The provisions of ASU 2011-11 are effective for the Company for reporting periods beginning January 1, 2013 with retrospective application required. On January 31, 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”) that provides clarification about which instruments and transactions are subject to ASU 2011-11. The adoption of ASU 2011-11 and ASU 2013-01 are not expected to materially impact the consolidated financial statements.

Comprehensive Income. On February 5, 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 does not change the current requirement for reporting net income or other comprehensive income but requires additional disclosures about significant amounts reclassified out of accumulated other comprehensive income. ASU 2013-02 is effective prospectively for the Company on January 1, 2013 and is not expected to have a material impact on the consolidated statements.

3. Investments

A summary of the carrying value of total investments is as follows:

(Dollar amounts in millions)	December 31, 2012	December 31, 2011
Available-for-sale investments	$158	$52
Held-to-maturity investments	112	105
Trading investments:
Consolidated sponsored investment funds	123	214
Other equity and debt securities	94	7
Deferred compensation plan mutual funds	53	46

Total trading investments	270	267
Other investments:
Consolidated sponsored investment funds	401	373
Equity method investments	595	457
Deferred compensation plan hedge fund equity method investments	9	19
Cost method investments(1)	120	337
Carried interest	85	21

Total other investments	1,210	1,207

Total investments	$1,750	$1,631

(1)	Amounts primarily include Federal Reserve Bank Stock

At December 31, 2012, the Company consolidated $524 million of investments held by consolidated sponsored investment funds (non-VIEs) of which $123 million and $401 million were classified as trading investments and other investments, respectively. At December 31, 2011, the Company consolidated $587 million of investments held by consolidated sponsored investment funds (non-VIEs) of which $214 million and $373 million were classified as trading investments and other investments, respectively.

Available-for-Sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale is as follows:

(Dollar amounts in millions)		Gross Unrealized		Carrying Value
At December 31, 2012	Cost	Gains	Losses
Equity securities:
Sponsored investment funds	$142	$14	$(1)	$155
Collateralized debt obligations (“CDOs”)	1	—	—	1
Debt securities:
Asset-backed debt	1	1	—	2

Total available-for-sale investments	$144	$15	$(1)	$158

At December 31, 2011
Equity securities:
Sponsored investment funds	$52	$—	$(2)	$50
CDOs	1	—	—	1
Debt securities:
Asset-backed debt	1	—	—	1

Total available-for-sale investments	$54	$—	$(2)	$52

Available-for-sale investments included seed investments in BlackRock sponsored investment funds.

A summary of sale activity in available-for-sale securities during 2012, 2011 and 2010 is shown below.

	Year ended December 31,
(Dollar amounts in millions)	2012	2011	2010
Sales proceeds	$134	$44	$42
Net realized gain (loss):
Gross realized gains	$8	$3	$3
Gross realized losses	(1)	(2)	(1)

Net realized gain (loss)	$7	$1	$2

Held-to-Maturity Investments

The carrying value of held-to-maturity investments was $112 million and $105 million at December 31, 2012 and December 31, 2011, respectively. Held-to-maturity investments included foreign government debt held for regulatory purposes and the amortized cost (carrying value) of these investments approximated fair value. At

3. Investments (continued)

December 31, 2012, $88 million of these investments mature in one year or less, $10 million mature after one year through five years, and $14 million mature after 10 years.

Trading Investments

A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2012		December 31, 2011
(Dollar amounts in millions)	Cost	Carrying Value	Cost	Carrying Value
Trading investments:
Deferred compensation plan mutual funds	$46	$53	$45	$46
Equity/Multi-asset class mutual funds	154	162	174	169
Debt securities:
Corporate debt	44	44	39	40
U.S. government debt	11	11	—	—
Foreign debt	—	—	12	12

Total trading investments	$255	$270	$270	$267

At December 31, 2012, trading investments included $73 million of equity securities and $50 million of debt securities held by consolidated sponsored investment funds, $53 million of certain deferred compensation plan mutual fund investments and $94 million of equity and debt securities held in separate investment accounts for the purpose of establishing an investment history in various investment strategies before being marketed to investors.

Other Investments

A summary of the cost and carrying value of other investments is as follows:

	December 31, 2012		December 31, 2011
(Dollar amounts in millions)	Cost	Carrying Value	Cost	Carrying Value
Other investments:
Consolidated sponsored investment funds	$378	$401	$345	$373
Equity method	541	595	487	457
Deferred compensation plan hedge fund equity method investments	15	9	17	19
Cost method investments:
Federal Reserve Bank stock	89	89	328	328
Other	31	31	9	9

Total cost method investments	120	120	337	337
Carried interest	—	85	—	21

Total other investments	$1,054	$1,210	$1,186	$1,207

Consolidated sponsored investment funds include third-party private equity funds, direct investments in private companies and third-party hedge funds held by BlackRock sponsored investment funds.

Equity method investments primarily include BlackRock’s direct investment in certain BlackRock sponsored investment funds.

Cost method investments include non-marketable securities, including Federal Reserve Bank (“FRB”) stock, which is held for regulatory purposes and is restricted from sale. At December 31, 2012 and 2011, there were no indicators of impairment on these investments. The decrease in cost method investments from December 31, 2011 was primarily due to a lower holding requirement of FRB stock held by a wholly owned subsidiary of the Company.

Carried interest represents allocations to BlackRock general partner capital accounts for certain funds. These balances are subject to change upon cash distributions, additional allocations, or reallocations back to limited partners within the respective funds.

4. Consolidated Sponsored Investment Funds

The Company consolidates certain sponsored investment funds primarily because it is deemed to control such funds in accordance with GAAP. The investments owned by these consolidated sponsored investment funds are classified as trading or other investments. The following table presents the balances related to these consolidated funds that were included on the consolidated statements of financial condition as well as BlackRock’s net interest in these funds:

(Dollar amounts in millions)	December 31, 2012	December 31, 2011
Cash and cash equivalents	$133	$196
Investments:
Trading investments	123	214
Other investments	401	373
Other assets	25	5
Other liabilities	(65)	(37)
Non-controlling interests	(187)	(276)

BlackRock’s net interests in consolidated investment funds	$430	$475

BlackRock’s total exposure to consolidated sponsored investment funds of $430 million and $475 million at

December 31, 2012 and 2011, respectively, represents the value of the Company’s economic ownership interest in these sponsored investment funds. Valuation changes associated with these consolidated investment funds are reflected in non-operating income (expense) and partially offset in net income (loss) attributable to non-controlling interests for the portion not attributable to BlackRock.

In addition, at December 31, 2012 and 2011, several consolidated CLOs and one investment fund, which were deemed to be VIEs, were excluded from the balances in the table above as the balances for these investment products are reported separately on the consolidated statements of financial condition. See Note 6, Variable Interest Entities, for further discussion on these consolidated funds.

The Company may not be readily able to access cash and cash equivalents held by consolidated sponsored investment funds to use in its operating activities. In addition, the Company may not be readily able to sell investments held by consolidated sponsored investment funds in order to obtain cash for use in the Company’s operations.

5. Fair Value Disclosures

Fair Value Hierarchy

December 31, 2012

Assets measured at fair value on a recurring basis and other assets not held at fair value were as follows:

	Assets measured at fair value on a recurring basis
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value(1)	December 31, 2012
Assets:
Investments
Available-for-sale:
Equity securities (funds and CDOs)	$155	$—	$1	$—	$156
Debt securities	—	2	—	—	2

Total available-for-sale	155	2	1	—	158
Held-to-maturity:
Debt securities	—	—	—	112	112
Trading:
Deferred compensation plan mutual funds	53	—	—	—	53
Equity/Multi-asset class mutual funds	159	3	—	—	162
Debt securities	5	50	—	—	55

Total trading	217	53	—	—	270
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	3	39	73	—	115
Private / public equity(2)	10	10	266	—	286

Total consolidated sponsored investment funds	13	49	339	—	401
Equity method:
Hedge funds / Funds of hedge funds	—	61	161	39	261
Private equity investments	—	—	90	—	90
Real estate funds	—	19	88	15	122
Fixed income mutual funds	46	—	—	—	46
Equity/Multi-asset class, alternative mutual funds	76	—	—	—	76

Total equity method	122	80	339	54	595
Deferred compensation plan hedge fund equity method investments	—	9	—	—	9
Cost method investments	—	—	—	120	120
Carried interest	—	—	—	85	85

Total investments	507	193	679	371	1,750
Separate account assets:
Equity securities	92,979	—	2	—	92,981
Debt securities	—	36,954	—	—	36,954
Derivatives	—	95	—	—	95
Money market funds	2,535	—	—	—	2,535
Other	—	1,343	—	860	2,203

Total separate account assets	95,514	38,392	2	860	134,768
Collateral held under securities lending agreements:
Equity securities	21,273	—	—	—	21,273
Debt securities	—	1,748	—	—	1,748

Total collateral held under securities lending agreements	21,273	1,748	—	—	23,021
Other assets(3)	—	12	—	—	12
Assets of consolidated VIEs:
Bank loans	—	2,004	106	—	2,110
Bonds	—	78	46	—	124
Private / public equity(4)	2	6	22	—	30

Total assets of consolidated VIEs	2	2,088	174	—	2,264

Total	$117,296	$42,433	$855	$1,231	$161,815

(1)

Amounts comprised of investments held at cost, amortized cost, carried interest and certain equity method investments, which include investment companies and other assets, which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)

Amount within Level 3 included $212 million and $54 million of underlying third-party private equity funds and direct investments in private equity companies held by private equity funds, respectively.

(3)	Amount includes company-owned and split-dollar life insurance policies.
(4)	Amounts within Level 3 included $20 million and $2 million of underlying third-party private equity funds and direct investments in private equity companies held by private equity funds, respectively.

5. Fair Value Disclosures (continued)

Liabilities measured at fair value on a recurring basis at December 31, 2012 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2012
Liabilities:
Borrowings of consolidated VIEs	$—	$—	$2,402	$2,402
Collateral liabilities under securities lending agreements	21,273	1,748	—	23,021
Other liabilities(1)	15	5	—	20

Total liabilities measured at fair value	$21,288	$1,753	$2,402	$25,443

(1)

Amount included credit default swap (see Note 7, Derivatives and Hedging, for more information) and securities sold short within consolidated sponsored investment funds recorded within other liabilities on the consolidated statements of financial condition.

December 31, 2011

Assets measured at fair value on a recurring basis and other assets not held at fair value were as follows:

	Assets measured at fair value on a recurring basis
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2011
Assets:
Investments
Available-for-sale:
Equity securities (funds and CDOs)	$50	$—	$1	$—	$51
Debt securities	—	1	—	—	1

Total available-for-sale	50	1	1	—	52
Held-to-maturity:
Debt securities	—	—	—	105	105
Trading:
Deferred compensation plan mutual funds	46	—	—	—	46
Equity securities	163	6	—	—	169
Debt securities	—	52	—	—	52

Total trading	209	58	—	—	267
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	—	20	22	—	42
Private / public equity	18	—	313	—	331

Total consolidated sponsored investment funds	18	20	335	—	373
Equity method:
Hedge funds / Funds of hedge funds	—	33	193	14	240
Private equity investments	—	—	85	21	106
Real estate funds	—	—	88	20	108
Equity mutual funds	3	—	—	—	3

Total equity method	3	33	366	55	457
Deferred compensation plan hedge fund equity method investments	—	19	—	—	19
Cost method investments	—	—	—	337	337
Carried interest	—	—	—	21	21

Total investments	280	131	702	518	1,631

5. Fair Value Disclosures (continued)

	Assets measured at fair value on a recurring basis
(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value (1)	December 31, 2011
Separate account assets:
Equity securities	74,088	—	3	—	74,091
Debt securities	—	38,596	7	—	38,603
Derivatives	8	1,487	—	—	1,495
Money market funds	2,845	—	—	—	2,845
Other	—	920	—	917	1,837

Total separate account assets	76,941	41,003	10	917	118,871
Collateral held under securities lending agreements:
Equity securities	14,092	—	—	—	14,092
Debt securities	—	6,826	—	—	6,826

Total collateral held under securities lending agreements	14,092	6,826	—	—	20,918
Other assets(2)	—	11	—	—	11
Assets of consolidated VIEs:
Bank loans	—	1,376	83	—	1,459
Bonds	—	105	40	—	145
Private / public equity	4	4	27	—	35

Total assets of consolidated VIEs	4	1,485	150	—	1,639

Total	$91,317	$49,456	$862	$1,435	$143,070

(1)

Amounts comprised of investments held at cost, amortized cost, carried interest and certain equity method investments, which include investment companies and other assets, which in accordance with GAAP are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Amount includes company-owned and split-dollar life insurance policies.

Liabilities measured at fair value on a recurring basis at December 31, 2011 were as follows:

(Dollar amounts in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2011
Liabilities:
Borrowings of consolidated VIEs	$—	$—	$1,574	$1,574
Collateral liabilities under securities lending agreements	14,092	6,826	—	20,918
Other liabilities(1)	15	11	—	26

Total liabilities measured at fair value	$14,107	$6,837	$1,574	$22,518

(1)

Amount included credit default swap (see Note 7, Derivatives and Hedging, for more information) and securities sold short within consolidated sponsored investment funds recorded within other liabilities on the consolidated statements of financial condition.

5. Fair Value Disclosures (continued)

Level 3 Assets. Level 3 assets recorded within investments of $679 million at December 31, 2012 primarily related to equity method investments and consolidated sponsored investment funds. Level 3 assets within investments, except for direct investments in private equity companies held by private equity funds described below, were primarily valued based upon NAVs received from internal as well as third-party fund managers.

Direct investments in private equity companies held by private equity funds totaled $56 million at December 31, 2012. Direct investments in private equity companies may be valued using the market approach or the income approach, or a combination thereof, and were valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third-party financing, changes in valuations of comparable peer companies, the business environment of the companies, market indices, assumptions relating to appropriate risk adjustments for nonperformance and legal restrictions on disposition, among other factors. The fair value derived from the methods used are evaluated and weighted, as appropriate, considering the reasonableness of the range of values indicated. Under the market approach, fair value may be determined by reference to multiples of market-comparable companies or transactions, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. Under the income approach, fair value may be determined by discounting the cash flows to a single present amount using current market expectations about those future amounts.

Unobservable inputs used in a discounted cash flow model may include projections of operating performance generally covering a five-year period and a terminal value of the private equity direct investment. For securities utilizing the discounted cash flow valuation technique, a significant increase (decrease) in the discount rate, risk premium or discount for lack of marketability in isolation could result in a significantly lower (higher) fair value measurement. For securities utilizing the market comparable companies valuation technique, a significant increase (decrease) in the EBITDA multiple in isolation could result in a significantly higher (lower) fair value measurement.

Level 3 assets recorded within separate account assets include single-broker non-binding quotes for fixed income securities and equity securities that have unobservable inputs due to certain corporate actions.

Level 3 assets of consolidated VIEs include bank loans and bonds valued based on single-broker non-binding quotes and direct private equity investments and private equity funds valued based upon valuations received from internal as well as third-party fund managers, which may be adjusted by using the returns of certain market indices.

Level 3 Liabilities. Level 3 liabilities recorded as borrowings of consolidated VIEs include CLO borrowings valued based upon single-broker non-binding quotes.

5. Fair Value Disclosures (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2012

(Dollar amounts in millions)	December 31, 2011	Realized and unrealized gains (losses) in earnings and OCI	Purchases	Sales and maturities	Issuances and other settlements(1)	Transfers into Level 3	Transfers out of Level 3	December 31, 2012	Total net unrealized gains (losses) included in earnings(2)
Assets:
Investments:
Available-for-sale:
Equity securities (CDOs)	$1	$—	$—	$—	$—	$—	$—	$1	$—
Consolidated sponsored investment funds:
Hedge funds / Funds of hedge funds	22	—	37	(6)	—	25	(5)	73	(1)
Private equity	313	27	32	(85)	(15)	—	(6)	266	24
Equity method:
Hedge funds / Funds of hedge funds	193	38	—	—	(70)	—	—	161	32
Private equity investments	85	6	11	—	(12)	—	—	90	6
Real estate funds	88	12	21	(7)	(7)	—	(19)	88	12

Total Level 3 investments	702	83	101	(98)	(104)	25	(30)	679	73
Separate account assets:
Equity securities	3	5	8	(53)	—	48	(9)	2
Debt securities	7	—	3	(9)	—	—	(1)	—

Total Level 3 separate account assets	10	5	11	(62)	—	48	(10)	2	n/a	(3)
Assets of consolidated VIEs:
Bank loans	83	4	68	(44)	7	101	(113)	106
Bonds	40	4	2	—	—	—	—	46
Private equity	27	4	—	(9)	—	—	—	22

Total Level 3 assets of consolidated VIEs	150	12	70	(53)	7	101	(113)	174	n/a	(4)

Total Level 3 assets	$862	$100	$182	$(213)	$(97)	$174	$(153)	$855

Liabilities:
Borrowings of consolidated VIEs	$1,574	$(93)	$—	$—	$735	$—	$—	$2,402	n/a	(4)

n/a	– not applicable
(1)	Amount primarily includes distributions from equity method investees, and proceeds from and repayments of borrowings of consolidated VIEs.
(2)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.
(3)	The net investment income attributable to separate account assets accrues directly to the contract owners and is not reported on the consolidated statements of income.
(4)	The net gain (loss) on consolidated VIEs is solely attributable to non-controlling interests on the consolidated statements of income.

5. Fair Value Disclosures (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2011

(Dollar amounts in millions)	December 31, 2010	Realized and unrealized gains (losses) in earnings and OCI	Purchases	Sales and maturities	Issuances and other settlements(1)	Transfers into Level 3	Transfers out of Level 3	December 31, 2011	Total net unrealized gains (losses) included in earnings(2)
Assets:
Investments:
Available-for-sale:
Equity securities (CDOs)	$2	$—	$—	$—	$(1)	$—	$—	$1	$—
Consolidated sponsored investment funds:
Hedge funds / Funds of hedge funds	19	(1)	6	(2)	—	—	—	22	—
Private equity	299	42	17	(47)	—	2	—	313	35
Equity method:
Hedge funds / Funds of hedge funds	226	(5)	5	(1)	(32)	—	—	193	(5)
Private equity investments	68	13	7	—	(3)	—	—	85	13
Real estate funds	36	9	38	—	(3)	8	—	88	9

Total Level 3 investments	650	58	73	(50)	(39)	10	—	702	52
Separate account assets:
Equity securities	4	(4)	16	(42)	—	38	(9)	3
Debt securities	170	(4)	96	(168)	—	—	(87)	7

Total Level 3 separate account assets	174	(8)	112	(210)	—	38	(96)	10	n/a	(3)
Assets of consolidated VIEs:
Bank loans	32	(2)	32	(29)	16	85	(51)	83
Bonds	—	1	—	—	—	39	—	40
Private equity	30	4	—	(7)	—	—	—	27

Total Level 3 assets of consolidated VIEs	62	3	32	(36)	16	124	(51)	150	n/a	(4)

Total Level 3 assets	$886	$53	$217	$(296)	$(23)	$172	$(147)	$862

Liabilities:
Borrowings of consolidated VIEs	$1,278	$(9)	$—	$—	$287	$—	$—	$1,574	n/a	(4)

n/a	– not applicable
(1)	Amount includes distributions from equity method investees, repayments of borrowings of consolidated VIEs, and loans and borrowings related to the consolidation of one additional CLO.
(2)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.
(3)	The net investment income attributable to separate account assets accrues directly to the contract owners and is not reported on the consolidated statements of income.
(4)	The net gain (loss) on consolidated VIEs is solely attributable to non-controlling interests on the consolidated statements of income.

5. Fair Value Disclosures (continued)

Realized and Unrealized Gains (Losses) for Level 3 Assets and Liabilities. Realized and unrealized gains (losses) recorded for Level 3 assets and liabilities are reported in non-operating income (expense) on the consolidated statements of income. A portion of net income (loss) for consolidated investments and all of the net income (loss) for consolidated VIEs are allocated to non-controlling interests to reflect net income (loss) not attributable to the Company.

Transfers in and/or out of Levels. Transfers in and/or out of levels are reflected when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable / unobservable, or when the Company determines it has the ability, or no longer has the ability, to redeem, in the near term, certain investments that the Company values using a NAV (or a capital account), or when the book value of certain equity method investments no longer represents fair value as determined under fair value methodologies.

Separate Account Assets. In 2012, there were $48 million of transfers of equity securities from Level 1 into Level 3. These transfers into Level 3 were primarily due to market inputs no longer being considered observable.

In 2012, there were $9 million of transfers out of Level 3 to Level 1 related to equity securities held within separate accounts. The transfers out of Level 3 were due to availability of observable market inputs.

In 2011, there were $87 million of transfers out of Level 3 to Level 2 related to debt securities held within separate account assets. In addition, there were $9 million of transfers out of Level 3 to Level 1 related to equity securities. The transfers in and out of levels were primarily due to availability/ unavailability of market inputs, including inputs from pricing vendors and brokers.

In 2011, there were $38 million of transfers of equity securities into Level 3 from Level 1. The transfers into Level 3 were primarily due to market inputs no longer being considered observable.

Assets of Consolidated VIEs. In 2012, there were $113 million of transfers out of Level 3 to Level 2 related to bank loans. In addition, in 2012, there were $101 million of transfers into Level 3 from Level 2 related to bank loans. The transfers in and out of levels were primarily due to availability/ unavailability of observable market inputs, including inputs from pricing vendors and brokers.

In 2011, there were $51 million of transfers out of Level 3 to Level 2 related to loans. In addition, in 2011, there were $85 million and $39 million of transfers into Level 3 from Level 2 related to loans and bonds, respectively. The transfers in and out of levels were primarily due to availability/ unavailability of observable market inputs, including inputs from pricing vendors and brokers.

Significant Other Settlements. For 2012 and 2011, there were $89 million and $38 million of distributions from equity method investees categorized in Level 3, respectively.

During 2012, other settlements included $1,011 million of proceeds from borrowings of consolidated CLOs.

During 2011, other settlements included $412 million of borrowings of consolidated VIEs related to the consolidation of one additional CLO.

5. Fair Value Disclosures (continued)

Disclosures of Fair Value for Financial Instruments Not Held at Fair Value. At December 31, 2012 and December 31, 2011, the fair value of the financial instruments not held at fair value are categorized in the table below:

	December 31, 2012		December 31, 2011
(Dollars in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy
Financial Assets:
Cash and cash equivalents	$4,606	$4,606	$3,506	$3,506	Level 1	(1)
Accounts receivable	2,250	2,250	1,960	1,960	Level 1	(2)
Due from related parties	77	77	142	142	Level 1	(2)
Cash and cash equivalents of consolidated VIEs	297	297	54	54	Level 1	(1)

Financial Liabilities:
Accounts payable and accrued liabilities	1,055	1,055	923	923	Level 1	(2)
Due to related parties	14	14	22	22	Level 1	(2)
Short-term borrowings	100	100	100	100	Level 1	(2)
Long-term borrowings	5,687	6,275	4,690	5,057	Level 2	(3)

(1)

Cash and cash equivalents are carried at either cost or amortized cost that approximates fair value due to their short-term maturities. At December 31, 2012 and December 31, 2011, approximately $133 million and $196 million, respectively, related to cash and cash equivalents held by consolidated sponsored investment funds. Money market funds are valued through the use of quoted market prices, or $1.00, which generally is the NAV of the fund. At December 31, 2012 and December 31, 2011, approximately $98 million and $123 million, respectively, of money market funds were recorded within cash and cash equivalents on the consolidated statements of financial condition.

(2)

The carrying amounts of accounts receivable, due from related parties, accounts payable and accrued liabilities, due to related parties and short-term borrowings approximate fair value due to their short-term nature.

(3)

Long-term borrowings are recorded at amortized cost. The fair value of the long-term borrowings, including the current portion of long-term borrowings, is estimated using market prices at the end of December 2012 and December 2011, respectively. See Note 11, Borrowings, for the fair value of the Company’s long-term borrowings.

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient to value certain investments that do not have a readily determinable fair value and have attributes of an investment company, the Company relies on NAV as the fair value for certain investments. The following table lists information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a NAV per share (or its equivalent).

5. Fair Value Disclosures (continued)

December 31, 2012

(Dollar amounts in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Trading:
Equity	(a)	$ 3	$ —	Daily (100%)	none
Consolidated sponsored investment funds:
Private equity funds of funds	(b)	212	32	n/r	n/r
Other funds of hedge funds	(c)	98	—	Monthly/Daily (22%) Quarterly (11%) n/r (67%)	1– 90 days
Equity method:(1)
Hedge funds/funds of hedge funds	(d)	222	42	Monthly (2%) Quarterly (28%) n/r (70%)	15 –90 days
Private equity funds	(e)	90	135	n/r	n/r
Real estate funds	(f)	107	15	Quarterly (18%) n/r (82%)	60 days
Deferred compensation plan hedge fund investments	(g)	9	—	Monthly (33%) Quarterly (67%)	60 –90 days
Consolidated VIE:
Private equity funds	(h)	20	1	n/r	n/r

Total		$761	$225

n/r	– not redeemable
(1)

Comprised of equity method investments, which include investment companies, which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

Investments in Certain Entities that Calculate Net Asset Value Per Share

December 31, 2011

(Dollar amounts in millions)	Ref	Fair Value	Total Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Trading:
Equity	(a)	$ 2	$—	Daily (100%)	none
Consolidated sponsored investment funds:
Private equity funds of funds	(b)	258	44	n/r	n/r
Other funds of hedge funds	(c)	24	—	Monthly (25%) Quarterly (54%) n/r (21%)	30 – 90 days
Equity method:(1)
Hedge funds/funds of hedge funds	(d)	226	4	Monthly (2%) Quarterly (15%) n/r (83%)	15 – 90 days
Private equity funds	(e)	85	48	n/r	n/r
Real estate funds	(f)	88	17	n/r	n/r
Deferred compensation plan hedge fund investments	(g)	19	—	Monthly (16%) Quarterly (84%)	60 – 90 days
Consolidated VIE:
Private equity funds	(h)	27	2	n/r	n/r

Total		$729	$115

n/r	– not redeemable
(1)

Comprised of equity method investments, which include investment companies, which in accordance with GAAP account for both their financial assets and financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

(a)	This category includes consolidated offshore feeder funds that invest in master funds with multiple equity strategies to diversify risks. The fair values of the investments in this category have been estimated using the NAV of master offshore funds held by the feeder funds. Investments in this category can be redeemed at any time, as long as there are no restrictions in place by the underlying master funds.

5. Fair Value Disclosures (continued)

(b)	This category includes the underlying third-party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds, the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately seven and eight years at December 31, 2012 and December 31, 2011, respectively. The total remaining unfunded commitments to other third-party funds were $32 million and $44 million at December 31, 2012 and December 31, 2011, respectively. The Company was contractually obligated to fund $30 million and $33 million at December 31, 2012 and December 31, 2011 to the consolidated funds, while the remaining unfunded balances in the tables above are required to be funded by capital contributions from non-controlling interest holders.

(c)	This category includes consolidated funds of hedge funds that invest in multiple strategies to diversify risks. The fair values of the investments have been estimated using the NAV of the fund’s ownership interest in partners’ capital of each fund in the portfolio. The majority of the underlying funds can be redeemed as long as there are no restrictions in place. At December 31, 2012, the underlying funds that are currently restricted from redemptions within one year will be redeemable in approximately 12 to 24 months. This category also includes a consolidated offshore feeder fund that invests in a master fund with multiple alternative investment strategies. The fair value of this investment in this category has been estimated using the NAV of the master offshore fund held by the feeder fund. The investment is currently subject to restrictions in place by the underlying master fund.

(d)	This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit and mortgage instruments and other third-party hedge funds. The fair values of the investments have been estimated using the NAV of the Company’s ownership interest in partners’ capital. It was estimated that the investments in the funds that are not subject to redemption will be liquidated over a weighted-average period of approximately five and six years at December 31, 2012 and December 31, 2011, respectively.

(e)	This category includes several private equity funds that initially invest in non-marketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using capital accounts representing the Company’s ownership interest in the funds as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It was estimated that the investments in these funds will be liquidated over a weighted-average period of approximately five and six years at December 31, 2012 and December 31, 2011, respectively.

(f)	This category includes several real estate funds that invest directly in real estate and real estate related assets. The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in the funds. The majority of the Company’s investments are not subject to redemption or is not currently redeemable and is normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It was estimated that the investments in these funds not subject to redemptions will be liquidated over a weighted-average period of approximately eight and seven years at December 31, 2012 and December 31, 2011, respectively.

(g)	This category includes investments in certain hedge funds that invest in energy and health science related equity securities. The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in partners’ capital as well as performance inputs. The investments in these funds will be liquidated upon settlement of certain deferred compensation liabilities.

(h)	This category includes the underlying third-party private equity funds within one consolidated BlackRock sponsored private equity fund of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying third-party funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately three and four years at December 31, 2012 and December 31, 2011, respectively. Total remaining unfunded commitments to other third-party funds were $1 million and $2 million at December 31, 2012 and December 31, 2011, respectively, which commitments are required to be funded by capital contributions from non-controlling interest holders.

5. Fair Value Disclosures (continued)

Fair Value Option. Upon initial consolidation of CLOs, the Company elects to adopt the fair value option provisions for eligible assets and liabilities, including bank loans and borrowings of the CLOs to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplification. To the extent there is a difference between the change in fair value of the assets and liabilities, the difference will be reflected as net income (loss) attributable to nonredeemable non-controlling interests on the consolidated statements of income and offset by a change in appropriated retained earnings on the consolidated statements of financial condition.

The following table summarizes information related to those assets and liabilities selected for fair value accounting as of December 31, 2012 and 2011:

(Dollar amounts in millions)	December 31, 2012	December 31, 2011
CLO Bank Loans:
Aggregate principal amounts outstanding	$2,124	$1,522
Fair value	$2,110	$1,459

Aggregate unpaid principal balance in excess of fair value	$14	$63
Unpaid principal balance of loans more than 90 days past due	$4	$4
Aggregate fair value of loans more than 90 days past due	$—	$—

Aggregate unpaid principal balance in excess of fair value for loans more than 90 days past due	$4	$4
CLO Borrowings:
Aggregate principal amounts outstanding	$2,535	$1,781
Fair value	$2,402	$1,574

At December 31, 2012, the principal amounts outstanding of the borrowings issued by the CLOs mature between 2016 and 2025.

During 2012, 2011 and 2010, the change in fair value of the bank loans and bonds held by the CLOs resulted in a $154 million gain, a $57 million gain and a $148 million gain, respectively, which were offset by a $166 million loss, a $68 million loss and a $175 million loss, respectively, from the change in fair value of the CLO borrowings.

The net gains (losses) were recorded in net gain (loss) on consolidated VIEs on the consolidated statements of income.

The change in fair value of the assets and liabilities included interest income and expense, respectively.

6. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, including CDOs/CLOs and sponsored investment funds, which may be considered VIEs. The Company receives advisory fees and/or other incentive-related fees for its services and may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company enters into these variable interests principally to address client needs through the launch of such investment vehicles. The VIEs are primarily financed via capital contributed by equity and debt holders. The Company’s involvement in financing the operations of the VIEs is generally limited to its equity interests.

In order to determine whether the Company is the PB of a VIE, management must make significant estimates and assumptions of projected future cash flows of the VIEs. Assumptions made in such analyses may include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, pre-payments, realization of gains, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes. See Note 2 for more information.

6. Variable Interest Entities (continued)

Consolidated VIEs. Consolidated VIEs included CLOs in which BlackRock did not have an investment; however, BlackRock, as the collateral manager, was deemed to have both the power to control the activities of the CLOs and the right to receive benefits that could potentially be significant to the CLOs. In addition, BlackRock was the PB of one investment fund, which absorbed the majority of the variability due to its de-facto third-party relationships with other partners in the fund. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company. At December 31, 2012 and 2011, the following balances related to VIEs were consolidated on the consolidated statements of financial condition:

(Dollar amounts in millions)	December 31, 2012	December 31, 2011
Assets of consolidated VIEs:
Cash and cash equivalents	$297	$54
Bank loans	2,110	1,459
Bonds	124	145
Other investments	30	35

Total bank loans, bonds and other investments	2,264	1,639
Liabilities of consolidated VIEs:
Borrowings	(2,402)	(1,574)
Other liabilities	(103)	(9)
Appropriated retained earnings	(29)	(72)
Non-controlling interests of consolidated VIEs	(27)	(38)

Total BlackRock net interests in consolidated VIEs	$—	$—

During 2012, the Company recorded a $38 million non-operating loss offset by a $38 million net loss attributable to nonredeemable non-controlling interests on the consolidated statements of income. During 2011, the Company recorded an $18 million non-operating loss offset by an $18 million net loss attributable to nonredeemable non-controlling interests on the consolidated statements of income. During 2010, the Company recorded a $35 million non-operating loss offset by a $35 million net loss attributable to nonredeemable non-controlling interests on the consolidated statements of income.

At December 31, 2012 and 2011, the weighted-average maturity of the bank loans and bonds was approximately 4.5 years and 4.2 years, respectively.

6. Variable Interest Entities (continued)

Non-Consolidated VIEs. At December 31, 2012 and 2011, the Company’s carrying value of assets and liabilities and its maximum risk of loss related to VIEs for which it is the sponsor or in which it holds a variable interest but for which it was not the PB, were as follows:

(Dollar amounts in millions) At December 31, 2012	Variable Interests on the Consolidated Statement of Financial Condition
	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss(1)
CDOs/CLOs	$1	$1	$(5)	$19
Other sponsored investment funds:
Collective trusts	—	248	—	248
Other	17	61	(3)	77

Total	$18	$310	$(8)	$344

At December 31, 2011
CDOs/CLOs	$1	$2	$(3)	$20
Other sponsored investment funds:
Collective trusts	—	184	—	184
Other	18	54	(5)	72

Total	$19	$240	$(8)	$276

(1)

At both December 31, 2012 and December 31, 2011, BlackRock’s maximum risk of loss associated with these VIEs primarily related to: (i) advisory fee receivables; (ii) BlackRock’s investments; and (iii) $17 million of credit protection sold by BlackRock to a third party in a synthetic CDO transaction.

The net assets related to the above CDOs/CLOs and other sponsored investment funds, including collective trusts, that the Company does not consolidate were as follows:

CDOs/CLOs

(Dollar amounts in billions)	December 31, 2012	December 31, 2011
Assets at fair value	$4	$5
Liabilities(1)	5	7

Net assets	$(1)	$(2)

(1)	Amounts primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

Other sponsored investments funds. Net assets of other sponsored investment funds that are non-consolidated VIEs approximated $1.5 trillion to $1.6 trillion at December 31, 2012 and $1.2 trillion to $1.3 trillion at December 31, 2011. Net assets included $1.3 trillion and $1.0 trillion of collective trusts at December 31, 2012 and December 31, 2011, respectively. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts. The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

7. Derivatives and Hedging

In May 2011, the Company entered into a designated cash flow hedge consisting of a $750 million interest rate swap maturing in 2013 to hedge future cash flows on the Company’s floating rate notes due in 2013. Interest on this swap is at a fixed rate of 1.03% payable semi-annually on May 24 and November 24 of each year and commenced November 24, 2011. See Note 11, Borrowings, for more information. The fair value of the interest rate swap as of December 31, 2012 and 2011 was not material.

The Company maintains a program to enter into total return swaps to hedge against market price exposures with respect to certain seed investments in sponsored investment products. At December 31, 2012 and 2011, the Company had 21 and six outstanding total return swaps, respectively, with an aggregate notional value of approximately $206 million and $43 million, respectively. The fair value of the outstanding total return swaps as of December 31, 2012 and 2011 was not material.

Market risk from forward foreign currency exchange contracts is the effect on the value of a financial instrument that results from a change in currency exchange rates. The Company manages certain exposure to market risk associated with foreign currency exchange contracts by establishing and monitoring parameters that limit the types and degrees of market risk that may be undertaken. At December 31, 2012, the Company had outstanding forward foreign currency exchange contracts

7. Derivatives and Hedging (continued)

with an aggregate notional value of approximately $79 million. The fair value of the forward foreign currency exchange contracts as of December 31, 2012 was not material. At December 31, 2011, the Company did not have any outstanding forward foreign currency exchange contracts.

The Company entered into a credit default swap, providing credit protection to the counterparty of approximately $17 million, representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company carries the credit default swap at fair value based on the expected future cash flows under the arrangement.

On behalf of clients of the Company’s registered life insurance company, which maintains separate accounts representing segregated funds held for the purpose of funding individual and group pension contracts, the Company invests in various derivative instruments, which may include futures, forward foreign currency exchange contracts, interest rate swaps and inflation rate swaps. Net realized and unrealized gains and losses attributable to derivatives held by separate account assets accrue directly to the contract owners and are not reported in the consolidated statements of income.

The following table presents the carrying value as of December 31, 2012 and 2011 of derivative instruments not designated as hedging instruments:

	December 31, 2012		December 31, 2011
(Dollar amounts in millions)	Assets	Liabilities	Assets	Liabilities
Credit default swap
Other liabilities	$—	$5	$—	$3
Separate account derivatives
Separate account assets	95	—	1,495	—
Separate account liabilities	—	95	—	1,495

Total	$95	$100	$1,495	$1,498

The fair value of the derivatives held by separate account assets is equal and offset by a separate account liability.

Gains (losses) on total return swaps are recorded in non-operating income (expense) on the consolidated statements of income and were $(23) million, $4 million and $(2) million for 2012, 2011 and 2010, respectively.

Gains (losses) on the interest rate swap entered into in 2011 were not material for 2012 and 2011. Gains (losses) on the forward foreign currency exchange contracts were not material for 2012 and 2011, and were $5 million for 2010. Gains (losses) on the credit default swap were not material for 2012, 2011 and 2010.

The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the fund’s investment strategy. The fair value of such derivatives at December 31, 2012 and 2011 was not material. The change in fair value of such derivatives, which is recorded in non-operating income (expense), was not material for 2012, 2011 and 2010.

8. Property and Equipment

Property and equipment consists of the following:

(Dollar amounts in millions)	Estimated useful life-in years	December 31,
		2012	2011
Property and equipment:
Land	N/A	$4	$4
Building	39	17	17
Building improvements	15	13	13
Leasehold improvements	1-15	482	452
Equipment and computer software	3	465	443
Other transportation equipment	10	56	—
Furniture and fixtures	7	91	90
Construction in progress	N/A	1	1

Total		1,129	1,020
Less: accumulated depreciation and amortization		572	483

Property and equipment, net		$557	$537

N/A	– Not Applicable

Qualifying software costs of approximately $36 million, $37 million and $39 million have been capitalized within equipment and computer software for 2012, 2011 and 2010, respectively, and are being amortized over an estimated useful life of three years.

Depreciation and amortization expense was $129 million, $138 million and $145 million for 2012, 2011 and 2010, respectively.

9. Goodwill

Goodwill activity during 2012 and 2011 was as follows:

(Dollar amounts in millions)
	2012	2011
Beginning of year balance	$12,792	$12,805
Claymore Investments, Inc.(1)	106	—
Swiss Re Private Equity Partners(2)	25	—
Goodwill adjustments related to Quellos(3)	(13)	(13)

End of year balance	$12,910	$12,792

(1)

Amount represents goodwill resulting from the Company’s acquisition of the Canadian exchange-traded products (“ETP”) provider, Claymore Investments, Inc. (the “Claymore Transaction”) on March 7, 2012 for approximately $212 million.

(2)

Amount represents goodwill resulting from the Company’s acquisition of the European private equity and infrastructure funds of funds of Swiss Re Private Equity Partners (the “SRPEP Transaction”) on September 4, 2012.

(3)

The decrease in goodwill during 2012 and 2011 primarily resulted from a decline related to tax benefits realized from tax-deductible goodwill in excess of book goodwill from the acquisition of the fund-of-funds business of Quellos Group, LLC (the “Quellos Transaction”). Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction. The balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $324 million and $355 million as of December 31, 2012 and 2011, respectively. In 2012, the decrease in Quellos goodwill was partially offset by a $10 million increase related to the release of the remaining common shares held in escrow in connection with the Quellos Transaction.

The impairment tests performed for goodwill as of July 31, 2012, 2011 and 2010 indicated that no impairment charges were required. The Company continuously monitors its book value per share as compared with closing prices of its common stock for potential indicators of impairment. As of December 31, 2012 the Company’s common stock closed at $206.71, which exceeded its book value per share of approximately $148.20 after excluding appropriated retained earnings.

10. Intangible Assets

Intangible assets at December 31, 2012 and 2011 consisted of the following:

	Remaining Weighted-Average Estimated Useful Life
(Dollar amounts in millions)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
At December 31, 2012
Indefinite-lived intangible assets:
Management contracts	N/A	$15,351	$—	$15,351
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6

Total indefinite-lived intangible assets		16,760	—	16,760

Finite-lived intangible assets:
Management contracts	4.9	1,535	896	639
Other(1)	5.6	6	3	3

Total finite-lived intangible assets	4.9	1,541	899	642

Total intangible assets		$18,301	$899	$17,402

At December 31, 2011
Indefinite-lived intangible assets:
Management contracts	N/A	$15,188	$—	$15,188
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6

Total indefinite-lived intangible assets		16,597	—	16,597

Finite-lived intangible assets:
Management contracts	5.4	1,504	749	755
Other(1)	6.6	6	2	4

Total finite-lived intangible assets	5.4	1,510	751	759

Total intangible assets		$18,107	$751	$17,356

N/A	– Not Applicable
(1)	Other represents intellectual property.

The impairment tests performed for intangible assets as of July 31, 2012, 2011 and 2010 indicated no impairment charges were required.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(Dollar amounts in millions)
Year	Amount
2013	$159
2014	152
2015	123
2016	87
2017	70

Indefinite-Lived Acquired Management Contracts

In March 2012, in connection with the Claymore Transaction, the Company acquired $163 million of indefinite-lived ETP management contracts.

Finite-Lived Acquired Management Contracts

In September 2012, in connection with the SRPEP Transaction, the Company acquired $40 million of finite-lived management contracts with a weighted-average estimated useful life of approximately 10 years.

11. Borrowings

Short-Term Borrowings

The carrying value of short-term borrowings at December 31, 2012 and 2011, included $100 million under the 2012 revolving credit facility and $100 million under the 2011 revolving credit facility, respectively.

2012 Revolving Credit Facility. In March 2011, the Company entered into a five-year $3.5 billion unsecured revolving credit facility (the “2011 credit facility”). In March 2012, the 2011 credit facility was amended to extend the maturity date by one year to March 2017 and in April 2012 the amount of the aggregate commitment was increased to $3.785 billion (the “2012 credit facility”). The 2012 credit facility permits the Company to request an additional $1.0 billion of borrowing capacity, subject to lender credit approval, increasing the overall size of the 2012 credit facility to an aggregate principal amount not to exceed $4.785 billion. Interest on borrowings outstanding accrues at a rate based on the applicable London Interbank Offered Rate plus a spread. The 2012 credit facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to EBITDA, where net debt equals total debt less unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2012.

The 2012 credit facility provides back-up liquidity, funds ongoing working capital for general corporate purposes and funds various investment opportunities. At December 31, 2012, the Company had $100 million outstanding under this facility with an interest rate of 1.085% and a maturity during January 2013. During January 2013, the Company rolled over the $100 million in borrowings at an interest rate of 1.085% and a maturity during February 2013. During February 2013, the Company rolled over the $100 million in borrowings at an interest rate of 1.075% and a maturity during March 2013.

Commercial Paper Program. On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company could issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.0 billion. On May 13, 2011, BlackRock increased the maximum aggregate amount that may be borrowed under the CP Program to $3.5 billion. On May 17, 2012, BlackRock increased the maximum aggregate amount to $3.785 billion. The CP Program is currently supported by the 2012 credit facility. As of December 31, 2012 and December 31, 2011, BlackRock had no CP Notes outstanding.

Long-Term Borrowings

The carrying value and fair value of long-term borrowings estimated using market prices at December 31, 2012 included the following:

(Dollar amounts in millions)	Maturity Amount	Unamortized Discount	Carrying Value	Fair Value
Floating Rate Notes due 2013	$750	$—	$750	$750
3.50% Notes due 2014	1,000	—	1,000	1,058
1.375% Notes due 2015	750	—	750	762
6.25% Notes due 2017	700	(3)	697	853
5.00% Notes due 2019	1,000	(2)	998	1,195
4.25% Notes due 2021	750	(4)	746	856
3.375% Notes due 2022	750	(4)	746	801

Total Long-term Borrowings	$5,700	$(13)	$5,687	$6,275

11. Borrowings (continued)

Long-term borrowings at December 31, 2011 had a carrying value of $4,690 million and a fair value of $5,057 million. During 2012, $500 million of 2.25% Notes were repaid.

2015 and 2022 Notes. In May 2012, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities including $750 million of 1.375% notes maturing in June 2015 (the “2015 Notes”) and $750 million of 3.375% notes maturing in June 2022 (the “2022 Notes”). Net proceeds were used to fund the repurchase of BlackRock’s common stock and Series B Preferred from Barclays and affiliates and for general corporate purposes. Interest on the 2015 Notes and the 2022 Notes of approximately $10 million and $25 million per year, respectively, is payable semi-annually on June 1 and December 1 of each year, which commenced December 1, 2012. The 2015 Notes and 2022 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The “make-whole” redemption price represents a price, subject to the specific terms of the 2015 and 2022 Notes and related indenture, that is the greater of (a) par value and (b) the present value of future payments that will not be paid because of an early redemption, which is discounted at a fixed spread over a comparable Treasury security. The 2015 Notes and 2022 Notes were issued at a discount of $5 million that is being amortized over the term of the notes. The Company incurred approximately $7 million of debt issuance costs, which are being amortized over the respective terms of the 2015 Notes and 2022 Notes. As of December 31, 2012, $6 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

2013 and 2021 Notes. In May 2011, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities including $750 million of 4.25% notes and $750 million of floating rate notes maturing in May 2021 and 2013, respectively. Net proceeds of this offering were used to fund the repurchase of BlackRock’s Series B Preferred from affiliates of Merrill Lynch. Interest on the 4.25% notes due in 2021 (“2021 Notes”) is payable semi-annually on May 24 and November 24 of each year, which commenced November 24, 2011, and is approximately $32 million per year. Interest on the floating rate notes due in 2013 (“2013 Floating Rate Notes”) is payable quarterly on February 24, May 24, August 24 and November 24 of each year. The 2021 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2013 Floating Rate Notes may not be redeemed at the Company’s option before maturity. The 2021 Notes were issued at a discount of $4 million that is being amortized over the term of the notes. The Company incurred approximately $7 million of debt issuance costs for the $1.5 billion note issuances, which are being amortized over the respective terms of the notes. As of December 31, 2012, $4 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

In May 2011, in conjunction with the issuance of the 2013 Floating Rate Notes, the Company entered into a $750 million notional interest rate swap maturing in 2013 to hedge the future cash flows of its obligation at a fixed rate of 1.03% payable semi-annually on May 24 and November 24 of each year, which commenced on November 24, 2011. The interest rate swap effectively converts the 2013 Floating Rate Notes to a fixed rate obligation.

2017 Notes. In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured and unsubordinated notes maturing on September 15, 2017 (the “2017 Notes”). Interest is payable semi-annually in arrears on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2017 Notes were issued at a discount of $6 million, which is being amortized over their ten-year term. The Company incurred approximately $4 million of debt issuance costs, which are being amortized over ten years. As of December 31, 2012, $2 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

2012, 2014 and 2019 Notes. In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, which were repaid in December 2012, and $1.0 billion of 3.50% notes and $1.0 billion of 5.0% notes maturing in December 2014 and 2019, respectively. Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the acquisition of Barclays Global Investors (“BGI”) from Barclays on December 1, 2009 (the “BGI Transaction”), and for general corporate purposes. In 2012, approximately $96 million of interest was paid. Interest on the 2014 Notes and 2019 Notes of approximately $35 million and $50 million per

11. Borrowings (continued)

year, respectively, is payable semi-annually in arrears on June 10 and December 10 of each year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. These notes were issued collectively at a discount of $5 million, which is being amortized over the respective terms of the notes. The Company incurred approximately $13 million of debt issuance costs, which are being amortized over the respective terms of these notes. As of December 31, 2012, $6 million of unamortized debt issuance costs were included in other assets on the consolidated statement of financial condition.

12. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office space under agreements which expire through 2035. Future minimum commitments under these operating leases are as follows:

(Dollar amounts in millions)
Year	Amount
2013	$134
2014	122
2015	113
2016	104
2017	105
Thereafter	784

$1,362

Rent expense and certain office equipment expense under agreements amounted to $133 million, $154 million and $158 million in 2012, 2011 and 2010, respectively.

Investment Commitments. At December 31, 2012, the Company had $235 million of various capital commitments to fund sponsored investment funds, including funds of private equity funds, real estate funds and distressed credit funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third-party funds as third-party non-controlling interest holders have the legal obligation to fund the respective commitments of such funds of funds. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company, but which are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.

Contingencies

Contingent Payments. The Company acts as the portfolio manager in a series of credit default swap transactions and has a maximum potential exposure of $17 million under a credit default swap between the Company and counterparty. See Note 7, Derivatives and Hedging, for further discussion of this transaction and the related commitment.

Legal Proceedings. From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and domestic and international regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, certain of the investment funds that the Company manages are subject to lawsuits, any of which potentially could harm the investment returns of the applicable fund or result in the Company being liable to the funds for any resulting damages.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of regulatory matters or lawsuits will have a material effect on BlackRock’s results of operations, financial position, or cash flows. However, there is no assurance as to whether any such pending or threatened matters will have a material effect on BlackRock’s results of operations, financial position or cash flows in any future reporting period. Due to uncertainties surrounding the outcome of these matters, management cannot reasonably estimate the possible loss or range of loss that may arise from these matters.

Indemnifications. In the ordinary course of business, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

In connection with securities lending transactions, BlackRock has issued certain indemnifications to certain securities lending clients against potential loss resulting from a borrower’s failure to fulfill its obligations under the securities lending agreement should the value of the collateral pledged by the borrower at the time of default be insufficient to cover the borrower’s obligation under the securities lending agreement. As part of the BGI

12. Commitments and Contingencies (continued)

acquisition, Barclays was contractually obligated to continue providing counterparty default indemnification to several BlackRock securities lending clients through December 1, 2012. BlackRock assumed these indemnification obligations prior to or upon the expiration of Barclays’ indemnification obligation. As of December 31, 2012, the Company indemnified certain of its clients for loan balances of approximately $99.5 billion. The fair value of these indemnifications was not material to the consolidated statements of financial condition as of December 31, 2012. The Company expects indemnified balances to continue to increase over time.

Under the transaction agreement in the BGI Transaction, the Company agreed to indemnify Barclays for losses it may incur arising from (1) breach by the Company of certain representations, (2) breach by the Company of any covenant in the agreement, (3) liabilities of the entities acquired in the transaction other than liabilities assumed by Barclays or for which it is providing indemnification, and (4) certain taxes.

Management believes that the likelihood of any liability arising under the BGI Transaction indemnification provisions is remote. Management cannot estimate any potential maximum exposure due both to the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of BlackRock. Consequently, no liability has been recorded on the consolidated statements of financial condition.

13. Stock-Based Compensation

The components of stock-based compensation expense are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2012	2011	2010
Stock-based compensation:
Restricted stock and RSUs	$429	$444	$375
Market performance-based RSUs to be funded by PNC	15	—	—
Long-term incentive plans to be funded by PNC	7	44	58
Stock options	—	9	12

Total stock-based compensation	$451	$497	$445

Stock Award and Incentive Plan. Pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and non-employee directors. A maximum of 27,000,000 shares of common stock were authorized for issuance under the Award Plan. Of this amount, 5,447,427 shares remain available for future awards at December 31, 2012. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury to the extent available.

Restricted Stock and RSUs. Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to five years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Prior to 2009, the Company awarded restricted stock and RSUs with nonforfeitable dividend equivalent rights. Restricted stock and RSUs awarded beginning in 2009 are not considered participating securities for purposes of calculating EPS as the dividend equivalents are subject to forfeiture prior to vesting of the award.

Restricted stock and RSU activity for 2012 is summarized below:

Outstanding at	Restricted Stock and Units	Weighted Average Grant Date Fair Value
December 31, 2011	5,528,781	$196.44
Granted	1,895,118	$183.47
Converted	(1,681,241)	$176.61
Forfeited	(121,823)	$201.85

December 31, 2012 (1)	5,620,835	$197.90

(1)	At December 31, 2012, approximately 4.9 million awards are expected to vest and 0.6 million awards have vested but have not been converted.

The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total fair market value of RSUs granted to employees during 2010 and 2011 was $751 million and $477 million, respectively. The total fair market value of RSUs converted to common stock during 2012, 2011 and 2010 was $297 million, $553 million and $219 million, respectively.

At December 31, 2012, the intrinsic value of outstanding RSUs was $1.2 billion.

13. Stock-Based Compensation (continued)

The awards granted under the Award Plan primarily related to the following:

2010

•	846,884 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant;

•

455,288 RSUs to employees that cliff vested on January 31, 2012, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010. The RSUs may not be sold before the one-year anniversary of the vesting date;

•	1,497,222 RSUs to employees that vest 50% on both January 31, 2013 and 2014, the end of the service condition, as BlackRock had actual GAAP EPS in excess of $6.13 in 2010; and

•

124,575 shares of restricted common stock to employees that vested in tranches on January 31, 2010, 2011 and 2012. The restricted common stock may not be sold before the one-year anniversary of each vesting date.

2011

•	1,594,259 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and

•	609,733 RSUs to employees that cliff vest 100% on January 31, 2014.

2012

•	1,365,691 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and

•	418,038 RSUs to employees that cliff vest 100% on January 31, 2015.

At December 31, 2012, there was $291 million in total unrecognized stock-based compensation expense related to unvested RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 0.9 years.

2013

In January 2013, the Company granted the following awards under the Award Plan:

•	1,172,381 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant; and

•	370,812 RSUs to employees that cliff vest 100% on January 31, 2016.

Market Performance-based RSUs. Pursuant to the Award Plan, market performance-based RSUs may be granted to certain employees. The market performance-based RSUs require that separate 15%, 25% and 35% share price appreciation targets be achieved during the six-year term of the awards. The awards are split into three tranches and each tranche may vest if the specified target increase in share price is met. Eligible delivery dates for each tranche are the fourth, fifth or sixth anniversaries of the grant date and the awards are generally forfeited if the employee leaves BlackRock before the vesting date. These awards are amortized over a service period of four years, which is the longer of the explicit service period or the period in which the market target is expected to be met. Market performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award. In 2012, the Company granted 616,117 market performance-based RSUs, which will primarily be funded by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below).

Market performance-based RSU activity for 2012 is summarized below:

Outstanding at	Market Performance- Based RSUs	Weighted Average Grant Date Fair Value
December 31, 2011	—	$—
Granted	616,117	$115.03
Forfeited	(40,585)	$115.03

December 31, 2012 (1)	575,532	$115.03

(1)	At December 31, 2012, approximately 0.56 million awards are expected to vest and no awards have vested and converted.

At December 31, 2012, there was $51 million in total unrecognized stock-based compensation expense related to unvested market performance-based awards. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 3.1 years.

The fair value of the market-performance-based awards at the grant date was calculated using a Monte Carlo simulation and the following assumptions:

Grant Year	Risk-Free Interest Rate	Performance Period	Expected Stock Volatility	Expected Dividend Yield
2012	1.21%	6	33.63%	2.99%

13. Stock-Based Compensation (continued)

The Company’s expected stock volatility assumption was based upon an average of the historical stock price fluctuations of BlackRock’s common stock and an implied volatility at the grant date. The dividend yield assumption was derived using estimated dividends over the expected term and the stock price at the date of grant. The risk-free interest rate is based on the U.S. Treasury yield at date of grant.

In January 2013, the Company granted 556,581 market performance-based RSUs under the Award Plan, which will primarily be funded by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below).

Long-Term Incentive Plans Funded by PNC. Under a share surrender agreement, PNC committed to provide up to 4 million shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). The current share surrender agreement commits PNC to provide BlackRock series C non-voting participating preferred stock to fund the remaining committed shares. During 2007 through 2011, approximately 2.5 million shares were surrendered by PNC.

At December 31, 2012, the remaining shares committed by PNC of approximately 1.5 million were available to fund future long-term incentive awards, including approximately 1.2 million RSU’s with market conditions granted in January 2012 and January 2013.

In January 2013, approximately 0.2 million shares, which were committed as of December 31, 2012, vested and were funded by PNC.

Stock Options. Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2007. Options granted have a ten-year life, vested ratably over periods ranging from two to five years and became exercisable upon vesting. The Company has not granted any stock options subsequent to the January 2007 grant, which vested on September 29, 2011. Stock option activity for 2012 is summarized below:

Outstanding at	Shares under option	Weighted average exercise price
December 31, 2011	2,190,907	$105.33
Exercised	(1,090,998)	$42.39

December 31, 2012 (1)	1,099,909	$167.76

(1)

At December 31, 2012, all options were vested. The aggregate intrinsic value of options exercised during the years ended December 31, 2012, 2011 and 2010 was $157 million, $13 million and $46 million, respectively.

Stock options outstanding and exercisable at December 31, 2012 were as follows:

	Options Outstanding and Exercisable
Exercise Prices	Options Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value of Exercisable Shares (Dollar amounts in millions)
$167.76	1,099,909	4.08	$167.76	$43

As of December 31, 2012, the Company had no remaining unrecognized stock-based compensation expense related to unvested stock options.

Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. In accordance with ASC 718-10, Compensation–Stock Compensation, the Company does not record compensation expense related to employees purchasing shares under the ESPP.

14. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan. The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows participants to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of one, three, five or ten years. The Company funds the obligation through the establishment of a rabbi trust on behalf of the plan’s participants.

Rabbi Trust. The rabbi trust established for the VDCP, with assets totaling $59 million as of both December 31, 2012 and 2011, is reflected in investments on the consolidated statements of financial condition. Such investments are classified as trading and other investments. The corresponding liability balance of $60 million and $59 million as of December 31, 2012 and 2011, respectively, is reflected on the consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as non-operating income (expense) and changes in the corresponding liability are reflected as employee compensation and benefits expense on the consolidated statements of income.

Other Deferred Compensation Plans. The Company has additional compensation plans for the purpose of

14. Employee Benefit Plans (continued)

providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed in cash upon vesting is associated with investment returns of certain investment funds. The liabilities for these plans were $77 million and $34 million as of December 31, 2012 and 2011, respectively, and are reflected in the consolidated statements of financial condition as accrued compensation and benefits. In January 2013, the Company granted approximately $66 million of additional deferred compensation that will fluctuate with investment returns and will vest ratably over three years from the date of grant.

Defined Contribution Plans

BlackRock Retirement Savings Plan. Certain of the Company’s employees participate in the BlackRock Retirement Savings Plan (“BRSP”). Two predecessor plans assumed in connection with the BGI Transaction were merged with the BRSP on January 1, 2011.

Employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to Internal Revenue Code (“IRC”) limitations, are matched by the Company at 50%. In addition, the Company will continue to make an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation.

Prior to January 1, 2011, employee contributions of up to 6% of eligible compensation, as defined by the plan and subject to IRC limitations, were matched by the Company at 50%. As part of the BRSP, the Company also made an annual retirement contribution on behalf of each eligible participant equal to no less than 3% of eligible compensation, plus an additional amount, determined at the discretion of the Company, not to exceed 2% of eligible compensation for a total contribution of no more than 5% of eligible compensation. Contributions to the BRSP are made in cash and no new investments in BlackRock stock or matching contributions of stock are available in the BRSP.

In 2012, 2011 and 2010, the Company’s expense related to the BRSP was $59 million, $43 million and $35 million, respectively. In addition, the Company’s expense related to the two predecessor plans was $25 million in 2010.

BlackRock Group Personal Pension Plan. BlackRock Investment Management (UK) Limited (“BIM”), a wholly owned subsidiary of the Company, contributes to the BlackRock Group Personal Pension Plan, a defined contribution plan for all employees of BIM. BIM contributes between 6% and 15% of each employee’s eligible compensation. The expense for this plan was $27 million, $26 million and $22 million for 2012, 2011 and 2010, respectively.

Defined Benefit Plans. The Company has several defined benefit pension plans in Japan and Germany. All accrued benefits under these defined benefit plans are currently frozen and the plans are closed to new participants. The participant benefits under the plans will not change with salary increases or additional years of service.

In conjunction with the BGI Transaction, the Company assumed defined benefit pension plans in Japan and Germany, which are closed to new participants. During 2010, these plans merged into the legacy BlackRock plans in Japan (the “Japan Plan”) and Germany. At December 31, 2012 and 2011, the plan assets for these plans were approximately $21 million for both periods and the unfunded obligations were less than $3 million for both periods, which were recorded in accrued compensation and benefits on the consolidated statements of financial condition. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

Defined benefit plan assets for the Japan Plan of approximately $18 million are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve the target investment return benchmark. Investment strategies and asset allocations are based on consideration of plan liabilities and the funded status of the plan. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for the plan assets are 45-50% for U.S. and international equity securities, 50-55% for U.S. and international fixed income securities and 0-5% for cash and cash equivalents.

14. Employee Benefit Plans (continued)

The table below provides the fair value of the defined benefit Japan Plan assets at December 31, 2012 and 2011 by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category.

(Dollar amounts in millions) At December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Equity securities	$9	—	$9
Fixed income securities	—	9	9

Fair value of plan assets	$9	$9	$18

At December 31, 2011
Cash and cash equivalents	$1	$—	$1
Equity securities	9	—	9
Fixed income securities	—	8	8

Fair value of plan assets	$10	$8	$18

Post-retirement Benefit Plans

The Company provides post-retirement medical benefits to a closed population of employees in the United Kingdom and the United States. The accumulated benefit obligation for each of these unfunded plans was immaterial at December 31, 2012 and 2011, respectively, and was included in accrued compensation and benefits on the consolidated statements of financial condition. For 2012, 2011 and 2010, expenses for these benefits were not material.

15. Related Party Transactions

Determination of Related Parties

PNC. The Company considers PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2012, PNC owned approximately 20.8% of the Company’s voting common stock and held approximately 21.9% of the total capital stock.

Registered Investment Companies and Equity Method Investments. The Company considers the registered investment companies that it manages, which include mutual funds and exchanged-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties in accordance with ASC 850-10, Related Party Disclosures (“ASC 850-10”), due to the Company’s influence over the financial and operating policies of the investee.

Barclays. The Company considered Barclays, along with its affiliates, to be related parties in accordance with ASC 850-10, based on its level of capital stock ownership prior to the secondary offering in May 2012 by Barclays of shares of the Company’s stock. At December 31, 2012, Barclays did not own any of the Company’s capital stock and is no longer considered a related party.

Merrill Lynch / Bank of America. As a result of the MLIM Transaction in 2006, the Company considered Merrill Lynch (a subsidiary of Bank of America), along with its affiliates, to be related parties based on its level of ownership. Subsequent to the secondary offering in November 2010 by Bank of America of shares of the Company’s stock, Merrill Lynch and Bank of America were no longer considered related parties. At December 31, 2012, Bank of America did not own any of the Company’s capital stock.

15. Related Party Transactions (continued)

Revenue from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2012	2011	2010
Investment advisory, administration fees and securities lending revenue:
Bank of America and affiliates	$—	$—	$37
PNC and affiliates	4	4	4
Barclays and affiliates	5	14	14
Registered investment companies/equity method investees	5,283	5,282	4,833
Other	—	3	5

Total investment advisory and administration fees	5,292	5,303	4,893
Investment advisory performance fees	120	54	39
BlackRock Solutions and advisory:
Bank of America and affiliates	—	—	1
PNC and affiliates	7	6	9
Equity method investees	13	15	17
Other	3	—	—

Total BlackRock Solutions and advisory	23	21	27
Other revenue:
Bank of America and affiliates	—	—	4
PNC and affiliates	3	3	4
Barclays and affiliates	11	35	35
Equity method investees	52	15	22
Other	—	—	1

Total other revenue	66	53	66

Total revenue from related parties	$5,501	$5,431	$5,025

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to Bank of America/Merrill Lynch, Barclays and PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC and Bank of America/Merrill Lynch. The Company contracts with Bank of America/Merrill Lynch for various mutual fund distribution and shareholder servicing to be performed on behalf of certain non-U.S. funds managed by the Company. The Company records its investment advisory and administration fees net of retrocessions.

Such retrocession arrangements paid to Bank of America and affiliates during 2010 (prior to the secondary offering) was $88 million.

Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

(Dollar amounts in millions)	Year ended December 31,
	2012	2011	2010
Expenses with related parties:
Distribution and servicing costs
Bank of America and affiliates	$—	$—	$214
PNC and affiliates	3	3	11
Barclays and affiliates	1	2	1

Total distribution and servicing costs	4	5	226
Direct fund expenses
Bank of America and affiliates	—	—	10
Barclays and affiliates	4	8	6

Total direct fund expenses	4	8	16
General and administration expenses
Bank of America and affiliates	—	—	11
Barclays and affiliates	5	15	14
Anthracite Capital, Inc.	—	—	14
Other registered investment companies	49	42	33
Other (1)	33	3	—

Total general and administration expenses	87	60	72

Total expenses with related parties	$95	$73	$314

(1)	Amount in 2012 included a one-time pre-tax charge of $30 million related to a contribution to certain of the Company’s bank managed short-term investment funds (“STIFs”)

Certain Agreements and Arrangements with Barclays

In connection with the completion of its acquisition of BGI, BlackRock entered into a Stockholder Agreement, dated as of December 1, 2009 (the “Barclays Stockholder Agreement”), with Barclays and Barclays BR Holdings S.à.r.l. (“BR Holdings”, and together with Barclays, the “Barclays Parties”). Pursuant to the terms of the Barclays Stockholder Agreement, the Barclays Parties agreed, among other things, to certain transfer and voting restrictions with respect to shares of BlackRock common stock and preferred stock owned by them and their affiliates, to limits on the ability of the Barclays Parties

15. Related Party Transactions (continued)

and their affiliates to acquire additional shares of BlackRock common stock and preferred stock and to certain other restrictions. The Barclays Stockholder Agreement was terminated on May 29, 2012.

In addition, Barclays and certain of its affiliates have been engaged by the Company to provide the use of certain indices for certain BlackRock investment funds and for a fee to provide indemnification to clients related to potential losses in connection with lending of client securities. For the five months ended May 31, 2012, and the full years ended December 31, 2011 and 2010, fees incurred for these agreements were $9 million, $18 million and $14 million and were recorded within direct fund expenses and general and administration expenses, respectively.

Certain Agreements and Arrangements with PNC and Merrill Lynch

PNC. On February 27, 2009, BlackRock entered into an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC. See Note 17, Capital Stock, for further discussion.

The changes contained in the amended and restated stockholder agreement with PNC, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap,” “Ownership Percentage,” “Ownership Threshold” and “Significant Stockholder”; and (ii) amended or supplemented certain other provisions therein to incorporate series B preferred stock and series C preferred stock, respectively.

The amendment to the share surrender agreement with PNC provided for the substitution of series C preferred stock for the shares of common stock subject to the share surrender agreement.

In June 2009, in connection with the BGI Transaction, certain additional amendments were made to the amended and restated stockholder agreement with PNC.

The amended and restated stockholder agreement with PNC was changed to, among other things, (i) revise the definitions of “Ownership Cap” and “Ownership Threshold,” (ii) amend or supplement certain other definitions and provisions therein to incorporate series D participating preferred stock, (iii) provide that none of the transfer restriction provisions set forth in the amended and restated stockholder agreement with PNC apply to the shares purchased by PNC as part of the financing for the BGI Transaction, (iv) amend the provision relating to the composition of BlackRock’s Board of Directors and (v) provide that the amended and restated stockholder agreement with PNC shall terminate upon the later of (A) the five year anniversary of the amended and restated stockholder agreement with PNC and (B) the first date on which PNC and its affiliates beneficially own less than 5% of the outstanding BlackRock capital stock, subject to certain other conditions specified therein.

Merrill Lynch. In November 2010, in connection with the secondary offering by Bank of America of shares of BlackRock’s common stock, the Company entered into an amended and restated stockholder agreement and an amended and restated global distribution agreement with Merrill Lynch.

The changes to the stockholder agreement with Merrill Lynch provide, among other things, for the following: (i) a reduction in the number of directors Merrill Lynch is entitled to designate upon its holding falling below 10% and 5% thresholds, (ii) a reduction of the cap on total ownership of BlackRock capital stock, (iii) restrictions on Merrill Lynch transferring any shares until November 15, 2011 and (iv) the setting of a termination date of the agreement to July 31, 2013.

The global distribution agreement provides a framework under which Merrill Lynch provides distribution and servicing of client investments in certain BlackRock investment advisory products. The amendment to the global distribution agreement clarifies certain economic arrangements with respect to revenue neutrality across BlackRock products distributed by Merrill Lynch.

During 2010, the total amount of related party transactions expensed by BlackRock through November 2010 related to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $210 million.

In addition, in connection with the MLIM Transaction, Merrill Lynch agreed that it will provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Reimbursements amounted to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. The Company invoiced Merrill Lynch following its determination of the portion of awards entitled to reimbursement for a given calendar year. Through January 2007, the Company had issued total eligible incentive compensation to qualified employees in excess of

$200 million. In 2012, 2011 and 2010, Merrill Lynch

15. Related Party Transactions (continued)

reimbursed $7 million, $8 million and $10 million, respectively, to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees subsequent to the MLIM Transaction. Upon receipt, the reimbursements were recorded as capital contributions.

Merrill Lynch and certain of its affiliates have been engaged by the Company to provide recordkeeping, administration and trustee services to the BRSP. The compensation to Merrill Lynch and its affiliates for these services paid by the Company was not material.

Receivables and Payables with Related Parties. Due from related parties was $77 million and $142 million at December 31, 2012 and 2011, respectively, and primarily represented receivables for investment advisory and administration services provided by BlackRock, and other receivables from certain investment products managed by BlackRock. Due from related parties at December 31, 2012 included $68 million due from certain funds. Due from related parties at December 31, 2011 included $56 million due from certain funds and $69 million of a tax indemnification asset due from Barclays.

Accounts receivable at December 31, 2012 and 2011 included $629 million and $540 million, respectively, related to receivables from BlackRock mutual funds, including iShares, for investment advisory and administration services.

Due to related parties was $14 million at December 31, 2012 and primarily represented payables to certain investment products managed by BlackRock. Due to related parties at December 31, 2011 included $13 million and $9 million payable to certain investment products managed by BlackRock and Barclays, respectively.

16. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers.

Banking Regulatory Requirements. BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2012 and 2011, it exceeded the applicable capital adequacy requirements.

(Dollar amounts in millions)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012
Total capital (to risk weighted assets)	$633	99.1%	$51	8.0%	$64	10.0%
Tier 1 capital (to risk weighted assets)	$633	99.1%	$26	4.0%	$38	6.0%
Tier 1 capital (to average assets)	$633	49.7%	$51	4.0%	$64	5.0%

December 31, 2011
Total capital (to risk weighted assets)	$720	104.1%	$55	8.0%	$69	10.0%
Tier 1 capital (to risk weighted assets)	$720	104.1%	$28	4.0%	$42	6.0%
Tier 1 capital (to average assets)	$720	45.1%	$64	4.0%	$80	5.0%

Broker-dealers. BlackRock Investments, LLC, BlackRock Capital Markets, LLC and BlackRock Execution Services are registered broker-dealers and wholly owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

16. Net Capital Requirements (continued)

Capital Requirements. At December 31, 2012, the Company was required to maintain approximately $1,209 million in net capital in certain regulated subsidiaries, including BTC, entities regulated by the Financial Services Authority (“FSA”) in the United Kingdom, and the broker-dealers and was in compliance with all applicable regulatory minimum net capital requirements.

17. Capital Stock

Capital Stock Authorized. BlackRock’s authorized common stock, $0.01 par value, was 500,000,000 shares at December 31, 2012 and 2011. At December 31, 2012 and 2011, BlackRock had 20,000,000 series A non-voting participating preferred shares (“Series A Preferred”), $0.01 par value, authorized. At December 31, 2012 and 2011, BlackRock had 150,000,000 series B non-voting participating preferred shares (“Series B Preferred”), $0.01 par value, authorized. At December 31, 2012 and 2011, BlackRock had 6,000,000 series C non-voting participating preferred shares (“Series C Preferred”), $0.01 par value, authorized. At December 31, 2012 and 2011, BlackRock had 20,000,000 series D non-voting participating preferred shares (“Series D Preferred”), $0.01 par value, authorized.

Common Shares Held in Escrow. On October 1, 2007, the Company acquired the fund of funds business of Quellos. The Company issued 1,191,785 shares of BlackRock common stock that were placed into an escrow account. As of December 31, 2011, 1,188,182 common shares had been released to Quellos in accordance with the Quellos asset purchase agreement, which resulted in an adjustment to the recognized purchase price and had a dilutive effect subsequent to the release. During 2012, the remaining 3,603 shares were released from the escrow account.

January 2010 Capital Exchange. In January 2010, 600,000 common shares were exchanged for Series B Preferred and all 11,203,442 Series D Preferred outstanding at December 31, 2009 were exchanged for Series B Preferred.

November 2010 Capital Exchanges. On November 15, 2010, the Company announced the closing of the secondary offerings by Bank of America and PNC of 58,737,122 shares of BlackRock’s common stock, which included 56,407,040 shares of common stock issued upon the conversion of BlackRock’s Series B Preferred. Concurrently with the secondary offerings, BlackRock issued 11,105,000 shares of common stock to PNC in exchange for an equal number of shares of Series B Preferred.

May 2011 Barclays Sale and Conversion. In May 2011, 2,356,750 shares of Series B Preferred owned by Barclays were automatically converted to shares of common stock upon their disposition.

June 2011 Bank of America Stock Repurchase Agreement. On June 1, 2011, BlackRock completed its repurchase of Bank of America’s remaining ownership interest of 13,562,878 Series B Preferred for $2.545 billion, or $187.65 per share.

September 2011 Institutional Investor Capital Exchange. In September 2011, an institutional investor exchanged 2,860,188 shares of Series B Preferred for common shares.

September 2011 PNC Capital Contribution. In September 2011, PNC surrendered to BlackRock approximately 1.3 million shares of BlackRock Series C Preferred to fund certain LTIP awards in accordance with the share surrender agreement between PNC and BlackRock.

May 2012 Barclays Sale and Capital Exchange. BlackRock completed the secondary offering of 26,211,335 shares of common stock held by Barclays at a price of $160.00 per share, which included 23,211,335 shares of common stock issued upon the conversion of Series B Preferred by a subsidiary of Barclays.

Upon completion of this offering, BlackRock repurchased 6,377,552 shares directly from Barclays outside the publicly announced share repurchase program at a price of $156.80 per share (consisting of 6,346,036 of Series B Preferred and 31,516 shares of common stock). The total transactions, including the full exercise of the underwriters’ option to purchase 2,621,134 additional shares in the secondary offering, amounted to 35,210,021 shares, resulting in Barclays exiting its entire ownership position in BlackRock.

May 2012 PNC Capital Exchange. In May 2012, PNC exchanged 2,000,000 shares of Series B Preferred for an equal number of shares of common stock.

Other Changes. In September and October 2012, 593,786 and 2,594,070 shares of Series B Preferred, respectively, converted into an equal number of shares of common stock.

Cash Dividends for Common and Preferred Shares / RSUs. During 2012, 2011 and 2010, the Company paid cash dividends of $6.00 per share (or $1,060 million), $5.50 per share (or $1,014 million) and $4.00 per share (or $776 million), respectively.

17. Capital Stock (continued)

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued						Shares Outstanding
	Common Shares	Escrow Common Shares	Treasury Common Shares	Series B Preferred	Series C Preferred	Series D Preferred	Common Shares	Series B Preferred	Series C Preferred	Series D Preferred
December 31, 2009	62,776,777	(868,940)	(11,601)	112,817,151	2,889,467	11,203,442	61,896,236	112,817,151	2,889,467	11,203,442
Release of common stock	—	865,337	—	—	—	—	865,337	—	—	—
Shares repurchased	—	—	(896,102)				(896,102)
Exchange of common stock for Series B Preferred	—		(600,000)	600,000	—	—	(600,000)	600,000	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	1,634,807	—	804,243	—	—	—	2,439,050	—	—	—
Exchange of Series D Preferred for Series B Preferred	—	—	—	11,203,442	—	(11,203,442)	—	11,203,442	—	(11,203,442)
Exchange of Series B Preferred for common shares	67,512,040	—	—	(67,512,040)	—	—	67,512,040	(67,512,040)	—	—
PNC LTIP capital contribution	—	—		—	(23,028)	—	—	—	(23,028)	—

December 31, 2010	131,923,624	(3,603)	(703,460)	57,108,553	2,866,439	—	131,216,561	57,108,553	2,866,439	—

Exchange of Series B Preferred for common shares	5,216,938	—		(5,216,938)	—	—	5,216,938	(5,216,938)	—	—
Shares repurchased	—	—	(618,000)	(13,562,878)	—	—	(618,000)	(13,562,878)	—	—
Net issuance of common shares related to employee stock transactions and convertible debt conversions	2,739,818	—	(92,182)	—	—	—	2,647,636	—	—	—
PNC LTIP capital contribution	—	—	—	—	(1,349,202)	—	—	—	(1,349,202)	—

December 31, 2011	139,880,380	(3,603)	(1,413,642)	38,328,737	1,517,237	—	138,463,135	38,328,737	1,517,237	—

Exchange of Series B Preferred for common shares	31,159,513	—	—	(31,159,513)	—	—	31,159,513	(31,159,513)	—	—
Shares repurchased	(31,516)	—	(2,726,600)	(6,346,036)	—	—	(2,758,116)	(6,346,036)	—	—
Net issuance of common shares related to employee stock transactions	247,411	—	1,763,361	—	—	—	2,010,772	—	—	—
Release of common shares from escrow	(3,603)	3,603	—	—	—	—	—	—	—	—

December 31, 2012	171,252,185	—	(2,376,881)	823,188	1,517,237	—	168,875,304	823,188	1,517,237	—

18. Restructuring Charges

During the fourth quarter of 2011, the Company reduced its workforce globally by approximately 3.4%. This action was the result of a cost cutting initiative designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of approximately $32 million ($22 million after-tax) during 2011. This charge was comprised of $24 million of severance and associated outplacement costs and $8 million of expenses related to the accelerated amortization of previously granted equity-based compensation awards.

The following table presents a rollforward of the Company’s restructuring liability, which is included within other liabilities on the consolidated statements of financial condition:

(Dollar amounts in millions)
Liability as of December 31, 2010 (1)	$2
Additions	32
Cash payments	(8)
Accelerated amortization of equity-based awards	(8)

Liability as of December 31, 2011	$18

Cash payments	(17)

Liability as of December 31, 2012	$1

(1)	Liability amount as of December 31, 2010 related to a pre-tax restructuring charge of $22 million recorded during 2009.

19. Income Taxes

The components of income tax expense for 2012, 2011 and 2010, are as follows:

(Dollar amounts in millions)	2012	2011	2010
Current income tax expense:
Federal	$856	$693	$708
State and local	49	54	60
Foreign	186	186	200

Total net current income tax expense	1,091	933	968

Deferred income tax expense (benefit):
Federal	4	52	28
State and local	13	(112)	10
Foreign	(78)	(77)	(35)

Total net deferred income tax expense (benefit)	(61)	(137)	3

Total income tax expense	$1,030	$796	$971

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to non-controlling interests:

(Dollar amounts in millions)	2012	2011	2010
Domestic	$2,690	$2,397	$2,258
Foreign	798	736	776

Total	$3,488	$3,133	$3,034

The foreign income before taxes includes countries that have statutory tax rates that are lower than the U.S. federal statutory tax rate of 35%, such as the United Kingdom, Luxembourg, Canada and the Netherlands.

19. Income Taxes (continued)

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

(Dollar amounts in millions)	2012	%	2011	%	2010	%
Statutory income tax expense	$1,221	35%	$1,097	35%	$1,062	35%

Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	49	2	59	2	53	2
Impact of foreign, state, and local tax rate changes on deferred taxes	(50)	(2)	(188)	(6)	(27)	(1)
Effect of foreign tax rates	(221)	(5)	(197)	(6)	(145)	(4)
Other	31	—	25	—	28	—

Income tax expense	$1,030	30%	$796	25%	$971	32%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred income tax assets and liabilities are shown below:

	December 31,
(Dollar amounts in millions)	2012	2011
Deferred income tax assets:
Compensation and benefits	$355	$304
Unrealized investment losses	71	110
Loss carryforwards	81	87
Other	222	229

Gross deferred tax assets	729	730
Less: deferred tax valuation allowances	(95)	(95)

Deferred tax assets net of valuation allowances	634	635

Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,656	5,675
Acquired finite-lived intangibles	158	208
Other	109	69

Gross deferred tax liabilities	5,923	5,952

Net deferred tax (liabilities)	$(5,289)	$(5,317)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2012, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $4 million and $5,293 million, respectively. At December 31, 2011, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $6 million and $5,323 million, respectively.

During 2012, tax legislation enacted in the United Kingdom and the state and local income tax effect resulting from changes in the Company’s organizational structure primarily resulted in a $50 million net non-cash benefit related to the revaluation of certain deferred income tax liabilities.

In 2011, an enacted state tax law and a state tax election went into effect, which resulted in a revaluation of certain net deferred income tax liabilities primarily related to acquired intangible assets, which resulted in a $52 million and $91 million tax benefit, respectively. In addition, the United Kingdom and Japan enacted legislation reducing corporate income tax rates, which resulted in a revaluation of certain net deferred income tax liabilities primarily related to acquired intangible assets, which resulted in a $60 million and $13 million tax benefit, respectively.

The Company had a deferred income tax asset related to unrealized investment losses of approximately $71 million and $110 million as of December 31, 2012 and 2011, respectively, reflecting the Company’s conclusion that based on the weight of available evidence, it is more likely than not that the deferred tax asset will be realized. Realized capital losses may be carried back three years and carried forward five years and offset against realized capital gains for federal income tax purposes. The Company expects to hold certain fixed income securities over a period sufficient for them to recover their unrealized losses, and to generate future capital gains sufficient to offset the unrealized capital losses.

At December 31, 2012 and 2011, the Company had available state net operating loss carryforwards of $842 million and $388 million, respectively, which will expire on or before 2032. At December 31, 2012, the Company had foreign net operating loss carryforwards of $152 million of which $36 million expires on or before 2021 and the balance will carry forward indefinitely. In addition, at December 31, 2012 and 2011, the Company had U.S.

19. Income Taxes (continued)

capital loss carryforwards of $69 million and $90 million, which were acquired in the BGI Transaction and will expire on or before 2013.

At December 31, 2012 and 2011, the Company had $95 million and $95 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition. The year-over-year increase in the valuation allowance primarily related to certain foreign deferred income tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 9, Goodwill, for further discussion.

Current income taxes are recorded net in the consolidated statements of financial condition when related to the same tax jurisdiction. As of December 31, 2012, the Company had current income taxes receivable and payable of $102 million and $121 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. As of December 31, 2011, the Company had current income taxes receivable and payable of $108 million and $102 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

The Company does not provide deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $2,125 million and $1,516 million as of December 31, 2012 and 2011, respectively. The determination of the additional deferred income taxes on the excess has not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits:

	Year ended December 31,
(Dollar amounts in millions)	2012	2011	2010
Balance at January 1	$349	$307	$285
Additions for tax positions of prior years	4	22	10
Reductions for tax positions of prior years	(1)	(1)	(17)
Additions based on tax positions related to current year	69	46	35
Lapse of statute of limitations	—	—	(8)
Settlements	(29)	(25)	(2)
Positions assumed in acquisitions	12	—	4

Balance at December 31	$404	$349	$307

Included in the balance of unrecognized tax benefits at December 31, 2012, 2011 and 2010, respectively, are $250 million, $226 million and $194 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $3 million during 2012 and in total, as of December 31, 2012, had recognized a liability for interest and penalties of $69 million. The Company accrued interest and penalties of $10 million during 2011 and in total, as of December 31, 2011, had recognized a liability for interest and penalties of $66 million. The Company accrued interest and penalties of $8 million during 2010 and in total, as of December 31, 2010, had recognized a liability for interest and penalties of $56 million. Pursuant to the Amended and Restated Stock Purchase Agreement, the Company has been indemnified by Barclays for $73 million and Guggenheim for $6 million of unrecognized tax benefits.

BlackRock is subject to U.S. federal income tax, state and local income tax, and foreign income tax in multiple jurisdictions. Tax years after 2007 remain open to U.S. federal income tax examination, tax years after 2005 remain open to state and local income tax examination, and tax years after 2006 remain open to income tax examination in the United Kingdom. With few exceptions, as of December 31, 2012, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2006.

The Internal Revenue Service (“IRS”) completed its examination of BlackRock’s 2006 and 2007 tax years in March 2011. In November 2011, the IRS commenced its examination of BlackRock’s 2008 and 2009 tax years, and while the impact on the consolidated financial statements is undetermined, it is not expected to be material.

In July 2011, the IRS commenced its federal income tax audit of the BGI group, which BlackRock acquired in December 2009. The tax years under examination are 2007 through December 1, 2009, and while the impact on the consolidated financial statements is undetermined, it is not expected to be material.

The Company is currently under audit in several state and local jurisdictions. The significant state and local income tax examinations are in California for tax years 2004 through 2006, New York City for tax years 2007 through 2008, and New Jersey for tax years 2003 through 2009. No state and local income tax audits cover years earlier than 2007 except for California, New Jersey and New York City. No state and local income tax audits are expected to result in an assessment material to the consolidated financial statements.

19. Income Taxes (continued)

In December 2009, Her Majesty’s Revenue and Customs (“HMRC”) commenced its United Kingdom income tax audit of BlackRock’s 2007 through 2010 tax years. While the impact on the consolidated financial statements is undetermined, it is not expected to be material.

As of December 31, 2012, it is reasonably possible the total amounts of unrecognized tax benefits will increase or decrease within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $5 million to $15 million within the next twelve months. The Company does not anticipate that any possible adjustments resulting from these audits would result in a material change to its consolidated financial statements.

20. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (“EPS”):

(Dollar amounts in millions, except per share data)	2012	2011	2010
Basic EPS:
Net income attributable to BlackRock	$2,458	$2,337	$2,063
Less:
Dividends distributed to common shares	1,059	1,004	764
Dividends distributed to participating RSUs	1	10	12

Undistributed net income attributable to BlackRock.	1,398	1,323	1,287
Percentage of undistributed net income allocated to common shares(a)	99.9%	99.1%	98.6%
Undistributed net income allocated to common shares	1,396	1,311	1,269
Plus:
Common share dividends	1,059	1,004	764

Net income attributable to common shares	$2,455	$2,315	$2,033

Weighted-average shares outstanding	174,961,018	184,265,367	190,554,510
Earnings per basic share attributable to BlackRock common stockholders	$14.03	$12.56	$10.67

Diluted EPS:
Net income attributable to common shares	$2,455	$2,315	$2,033
Weighted-average shares outstanding	174,961,018	184,265,367	190,554,510
Dilutive effect of:
Non-participating RSUs	2,810,312	2,139,100	1,008,682
Stock options	246,349	687,192	742,805
Convertible debt	—	24,751	386,050

Total diluted weighted-average shares outstanding	178,017,679	187,116,410	192,692,047

Earnings per dilutive share attributable to BlackRock common stockholders	$13.79	$12.37	$10.55

(a)

Allocation to common stockholders is based on the total of common and participating security stockholders (which represent unvested RSUs that contain nonforfeitable rights to dividends). For 2012, 2011 and 2010, average outstanding participating securities were 0.2 million, 1.8 million and 2.8 million, respectively.

Due to the similarities in terms between BlackRock non-voting participating preferred stock and the Company’s common stock, the Company considers participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding non-voting participating preferred stock in the calculation of average basic and diluted shares outstanding.

For 2012, 2011 and 2010, 449, 5,125 and 1,198,856 RSUs, respectively, were excluded from the calculation of diluted EPS because to include them would have an anti-dilutive effect. In addition, there were no anti-dilutive stock options for 2012, 2011 and 2010.

21. Segment Information

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees, BlackRock Solutions and advisory, distribution fees and other revenue for 2012, 2011 and 2010.

(Dollar amounts in millions)	2012	2011	2010
Equity	$4,334	$4,447	$4,055
Fixed income	1,900	1,659	1,531
Multi-asset class	972	914	773
Alternatives	968	864	961
Cash management	361	383	510

Total investment advisory, administration fees, securities lending revenue and performance fees	8,535	8,267	7,830
BlackRock Solutions and advisory	518	510	460
Distribution fees	71	100	116
Other revenue	213	204	206

Total revenue	$9,337	$9,081	$8,612

The following table illustrates the Company’s total revenue for 2012, 2011 and 2010 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides.

(Dollar amounts in millions)
Revenue	2012	2011	2010
Americas	$6,429	$6,064	$5,824
Europe	2,460	2,517	2,300
Asia-Pacific	448	500	488

Total revenue	$9,337	$9,081	$8,612

The following table illustrates the Company’s long-lived assets, including goodwill and property and equipment at December 31, 2012, 2011 and 2010 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(Dollar amounts in millions)
Long-lived Assets	2012	2011	2010
Americas	$13,238	$13,133	$13,092
Europe	166	123	42
Asia-Pacific	63	73	99

Total long-lived assets	$13,467	$13,329	$13,233

Americas primarily comprises the United States, Canada, Brazil and Mexico, while Europe primarily comprises the United Kingdom. Asia-Pacific primarily comprises Japan, Australia and Hong Kong.

22. Selected Quarterly Financial Data (unaudited)

(Dollar amounts in millions, except per share data)
2012	1st Quarter	2nd Quarter	3rd Quarter(1)	4th Quarter(2)
Revenue	$2,249	$2,229	$2,320	$2,539
Operating income	$815	$829	$875	$1,005
Net income	$575	$560	$655	$650
Net income attributable to BlackRock	$572	$554	$642	$690
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$3.19	$3.13	$3.72	$4.02
Diluted	$3.14	$3.08	$3.65	$3.93
Weighted-average common shares outstanding:
Basic	179,022,840	177,010,239	172,359,141	171,518,278
Diluted	181,917,864	179,590,702	175,450,532	175,176,037
Dividend declared per share	$1.50	$1.50	$1.50	$1.50
Common stock price per share:
High	$205.60	$206.57	$183.00	$209.29
Low	$179.13	$163.37	$164.06	$177.17
Close	$204.90	$169.82	$178.30	$206.71

2011	1st Quarter	2nd Quarter(3)	3rd Quarter	4th Quarter(4)
Revenue	$2,282	$2,347	$2,225	$2,227
Operating income	$798	$866	$777	$808
Net income	$564	$622	$570	$583
Net income attributable to BlackRock	$568	$619	$595	$555
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$2.92	$3.26	$3.28	$3.10
Diluted	$2.89	$3.21	$3.23	$3.05
Weighted-average common shares outstanding:
Basic	191,797,365	187,870,001	179,034,837	178,562,187
Diluted	194,296,504	190,579,963	181,825,329	181,987,669
Dividend declared per share	$1.375	$1.375	$1.375	$1.375
Common stock price per share:
High	$209.77	$207.42	$199.10	$179.77
Low	$179.52	$183.51	$140.22	$137.00
Close	$201.01	$191.81	$148.01	$178.24

(1)

The third quarter 2012 included a $30 million net non-cash tax benefit related to the revaluation of certain deferred income tax liabilities due to tax legislation enacted in the United Kingdom and the state and local income tax effect resulting from changes in the Company’s organizational structure.

(2)

The fourth quarter 2012 included a one-time pre-tax $30 million charge related to a contribution to certain of the Company’s STIFs and $20 million of non-cash tax benefits primarily associated with revaluation of certain deferred tax liabilities.

(3)	The second quarter 2011 included a $52 million non-cash tax benefit due to enacted state legislation.

(4)

The fourth quarter 2011 included $32 million of pre-tax restructuring charges, while third quarter 2011 included $63 million of pre-tax U.K. lease exit costs related to the Company’s exit from two London locations. The fourth quarter 2011 included a $20 million non-cash tax benefit primarily due to tax legislation enacted in Japan, while the third quarter 2011 included a $129 million non-cash tax benefit due to tax legislation enacted in the United Kingdom and a state tax election.

23. Subsequent Events

Share Repurchase Approvals. In January 2013, the Board of Directors (“the “Board”) approved an increase in the availability under the Company’s existing share repurchase program to allow for the repurchase of up to 10.2 million shares of BlackRock common stock.

Dividend Approval. On January 16, 2013, the Board approved BlackRock’s quarterly dividend of $1.68 to be paid on March 25, 2013 to stockholders of record on March 7, 2013.

Acquisitions. In January 2013, BlackRock announced that it agreed to acquire the Credit Suisse ETF franchise, the European ETF platform with products domiciled in Switzerland, Ireland and Luxembourg, subject to customary closing conditions.

The Taxpayer Relief Act of 2012. The Taxpayer Relief Act of 2012, signed into law on January 2, 2013, brought about significant tax changes, including, but not limited to, the retroactive extension of several temporary tax incentives for businesses. The business tax incentives extended through 2013 include research and development credit and look-through treatment of payments between related controlled foreign corporations. The effects of the change in tax law will be recognized in the three months ended March 31, 2013, the period that the law was enacted. The Company does not expect the impact to be material to the consolidated financial statements.

Additional Subsequent Event Review. In addition to the subsequent events included in the notes to the consolidated financial statements, the Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.